UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

MICHAEL KORS HOLDINGS LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICHAEL KORS HOLDINGS LIMITED

John D. Idol

Chairman and Chief Executive Officer

June 18, 2013

Dear Shareholder:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of Michael Kors Holdings Limited, to be held at 1:00 p.m., local time, on August 1, 2013 at Tucker’s Point, the Verdmont Room, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda. Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Notice of 2013 Annual Meeting of Shareholders and Proxy Statement.

Fiscal 2013 was another outstanding year for Michael Kors Holdings Limited. In Fiscal 2013, total revenue grew 68%, exceeding the $2 billion mark, comparable store sales increased 40%, and operating income rose to $630 million. We grew our global retail store base to 304 locations, including concessions, and we reached approximately 950 department store shop-in-shops globally, in accessories, footwear and women’s wear. In addition, our licensing segment revenue increased 34% and we expanded our international presence with revenue growth of 103% in Europe and 119% in Japan.

As we look ahead, we are excited about our prospects for the future and remain focused on our key growth strategies. In our retail business, we will drive comparable store sales growth and expand our store base to ultimately 700 stores globally, including 400 stores in North America, 200 in Europe and 100 in Japan. The Far East also represents a large market opportunity for us and we believe that the region can ultimately support 200 retail store locations. In our wholesale business, we will continue the global expansion of our shop-in-shops in accessories, footwear, women’s wear and menswear.

Overall, we are pleased that Michael Kors luxury products are resonating with customers worldwide and we believe we are ideally positioned to capitalize on the global growth opportunity in the luxury market.

Thank you for your continued support. We look forward to seeing you at our 2013 Annual Meeting of Shareholders.

Sincerely,

John D. Idol
Chairman and Chief Executive Officer

c/o MICHAEL KORS LIMITED

UNIT 1902, 19/F, TOWER 6, THE GATEWAY, HARBOUR CITY

TSIM SHA TSUI, KOWLOON, HONG KONG

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

Notice is hereby given that the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of Michael Kors Holdings Limited, a British Virgin Islands corporation (the “Company”), will be held at Tucker’s Point, the Verdmont Room, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda, on August 1, 2013, at 1:00 p.m., local time, for the following purposes:

1.	To elect three Class II directors for a three-year term and until the election and qualification of their respective successors in office;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 29, 2014;

3.	To hold a non-binding advisory vote on executive compensation (“say on pay”);

4.	To hold a non-binding advisory vote on the frequency of future advisory votes on executive compensation (“say on frequency”); and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on June 4, 2013 as the record date for the Annual Meeting (the “Record Date”), and only holders of record of ordinary shares at such time will be entitled to notice of or to vote at the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement for the Annual Meeting. On or about June 18, 2013, we intend to mail to our shareholders of record as of the Record Date a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and the Annual Report for the fiscal year ended March 30, 2013 (the “2013 Annual Report”). The Notice also provides instructions on how to vote online and includes instructions on how to receive a paper copy of the proxy materials by mail.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be Held on August 1, 2013

The Notice, Proxy Statement and the 2013 Annual Report are available at www.proxyvote.com.

YOUR VOTE IS IMPORANT

Based on current New York Stock Exchange rules your broker will NOT be able to vote your ordinary shares with respect to the election of directors, say on pay or say on frequency if you have not provided instructions to your broker. We strongly encourage you to provide instructions to your broker to vote your ordinary shares and exercise your right as a shareholder.

If you are a shareholder of record as of the Record Date, you will be admitted to the meeting upon presenting a form of photo identification. If you own ordinary shares beneficially through a bank, broker or otherwise, you will be admitted to the meeting upon presenting a form of photo identification and proof of share ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of share ownership for this purpose.

Regardless of whether or not you plan to attend the Annual Meeting, please follow the instructions you received to authorize a proxy to vote your ordinary shares as soon as possible to ensure that your ordinary shares are represented at the Annual Meeting. Any shareholder that decides to attend the Annual Meeting in person may, if so desired, revoke the prior proxy by voting their ordinary shares at the Annual Meeting.

By Order of the Board of Directors,

Lee S. Sporn
Senior Vice President of Business
Affairs, General Counsel & Secretary

Tsim Sha Tsui, Kowloon, Hong Kong

June 18, 2013

MICHAEL KORS HOLDINGS LIMITED

PROXY STATEMENT

2013 ANNUAL MEETING OF SHAREHOLDERS

THURSDAY, AUGUST 1, 2013

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Michael Kors Holdings Limited (the “Company,” “Michael Kors,” “we” or “us”) for use at the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, August 1, 2013, at 1:00 p.m., local time, at Tucker’s Point, the Verdmont Room, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda, and any adjournment or postponement thereof. We expect to first make this Proxy Statement available, together with our Annual Report for the fiscal year ended March 30, 2013 (the “2013 Annual Report”), to shareholders on or about June 18, 2013.

Internet Availability of Annual Meeting Materials

We have elected to provide access to our proxy materials over the Internet in accordance with the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record as of the close of business on June 4, 2013 (the “Record Date”). All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving shareholders a convenient and efficient way to access our proxy materials and vote their ordinary shares.

We intend to mail the Notice on or about June 18, 2013 to all shareholders of record entitled to vote at the Annual Meeting. On that same date, we will also mail a printed copy of this Proxy Statement, our 2013 Annual Report and form of proxy to certain shareholders who had previously requested printed copies.

Who May Vote

Only holders of record of our ordinary shares at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 202,397,379 ordinary shares were issued and outstanding. Each ordinary share is entitled to one vote at the Annual Meeting.

What Constitutes a Quorum

Shareholders may not take action at the Annual Meeting unless there is a quorum present at the meeting. A meeting of shareholders is duly constituted, and a quorum

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is present, if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the meeting. Abstentions and broker non-votes (as described below) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Broker Non-Votes and Abstentions

Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote their shares. An abstention occurs when a shareholder withholds such shareholder’s vote by checking the “ABSTAIN” box on the proxy card, or similarly elects to abstain via Internet or telephone voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of the appointment of the independent registered public accounting firm (Proposal 2) and are counted as shares entitled to vote on such proposal. Based on current New York Stock Exchange (“NYSE”) rules, your broker will NOT be able to vote your shares with respect to the election of directors (Proposal 1) or the “say on pay” or “say on frequency” votes (Proposals 3 and 4) if you have not provided instructions to your broker. In the absence of voting instructions, broker non-votes will not be counted as entitled to vote on Proposals 1, 3 and 4 and will not affect the outcome of these matters, assuming a quorum is obtained. We strongly encourage you to provide instructions to your broker to vote your ordinary shares and exercise your right as a shareholder. Abstentions are treated as shares that are entitled to vote and will have the same effect as a vote “AGAINST” a proposal.

Vote Required

Proposal No. 1 (Director Elections): Under applicable British Virgin Islands law and our Amended and Restated Memorandum and Articles of Association (our “Memorandum”), directors are elected by the affirmative vote of a simple majority of the votes of the shares entitled to vote that are present at the Annual Meeting and voted, if a quorum is present. Our Memorandum does not provide for cumulative voting. Under our Corporate Governance Guidelines, a director nominee, running uncontested, who receives more “AGAINST” than “FOR” votes is required to tender his or her resignation for consideration by the Governance and Nominating Committee. See “Corporate Governance—Director Nomination Process and Elections; Board Diversity.”

Proposal No. 2 (Auditor Ratification): The ratification of the appointment of Ernst & Young LLP, our proposed independent registered public accounting firm for the fiscal year ending March 29, 2014, requires the affirmative vote of a simple majority of the votes of the shares entitled to vote that are present at the Annual Meeting and are voted, if a quorum is present.

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Proposal No. 3 (Say on Pay): Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this Proxy Statement. Under our Memorandum, the affirmative vote of a simple majority of the votes of the shares entitled to vote that are present at the Annual Meeting and are voted is required to approve this resolution (assuming a quorum is present). The vote is non-binding and advisory in nature, but our Compensation Committee and our Board will take into account the outcome of the vote when considering future executive compensation arrangements, to the extent they can determine the cause or causes of any significant negative voting results.

Proposal No. 4 (Say on Frequency): Our Board of Directors is seeking a non-binding advisory vote regarding whether shareholders prefer to vote on our compensation program once a year, once every two years or once every three years. Although this vote is not binding and advisory in nature, the Board of Directors will take into account the frequency that receives the greatest number of votes by the shareholders in making a determination on the frequency with which advisory votes on executive compensation will be held.

Voting Process and Revocation of Proxies

If you are a shareholder of record, there are three ways to vote by proxy:

•

By Internet – You can vote over the Internet at www.proxyvote.com by following the instructions in the Notice or, if you received your proxy materials by mail, by following the instructions on the proxy card. You will need to enter your control number, which is a 12-digit number located in a box on your proxy card that is included with your proxy materials. You can also vote by scanning the QR barcode on the Notice or proxy card. We encourage you to vote by Internet even if you received proxy materials in the mail.

•

By Telephone – You may vote and submit your proxy by calling (800) 690-6903 and providing your control number, which is a 12-digit number located in a box on your proxy card that is included with your proxy materials.

•

By Mail – If you received your proxy materials by mail or if you requested paper copies of the proxy materials, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope provided with the proxy materials.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on July 31, 2013. Submitting your proxy by any of these methods will not affect your ability to attend the Annual Meeting in-person and vote at the Annual Meeting.

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If your ordinary shares are held in “street name,” meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you will receive instructions from your bank or brokerage firm. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to shareholders owning shares through certain banks and brokers.

The Company will retain an independent tabulator to receive and tabulate the proxies.

If you submit proxy voting instructions and direct how your shares will be voted, the individuals named as proxies will vote your shares in the manner you indicate. If you submit proxy voting instructions but do not direct how your shares will be voted, the individuals named as proxies will vote your shares:

“FOR” the election of the three Class II nominees for director (Proposal 1);

“FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 29, 2014 (Proposal 2);

“FOR” the compensation of our named executive officers (Proposal 3); and

“FOR” a shareholder advisory vote every ONE YEAR on our executive compensation program (Proposal 4).

It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the individuals named as proxies will vote in accordance with their discretion with respect to such matters.

A shareholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	attending the Annual Meeting and voting in person;

•

voting again by the Internet or telephone (only the last vote cast by each shareholder of record will be counted), provided that the shareholder does so before 11:59 p.m. Eastern Daylight Time on July 31, 2013;

•

delivering a written notice, at the address given below, bearing a date later than that indicated on the proxy card or the date you voted by Internet or telephone, but prior to the date of the Annual Meeting, stating that the proxy is revoked; or

•	signing and delivering a subsequently dated proxy card prior to the vote at the Annual Meeting.

You should send any written notice or new proxy card to Michael Kors Holdings Limited, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. If you are a registered holder you may request a new proxy card by calling the Company at its principal executive office in Hong Kong at (852) 3928-5563.

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Any shareholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the ordinary shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Attendance at the Annual Meeting

Only shareholders or their legal proxy holders are invited to attend the Annual Meeting. To be admitted to the Annual Meeting, you will need a form of photo identification (such as a driver’s license or passport), and if you hold your ordinary shares in street name you must also bring valid proof of ownership of our ordinary shares or a valid legal proxy. If you are a shareholder of record, you will be admitted to the meeting only if we are able to verify your shareholder status by checking your name against the list of registered shareholders on the Record Date. If you hold your ordinary shares in street name through a bank or brokerage firm, a brokerage statement reflecting your ownership as of the Record Date or a letter from a bank or broker is sufficient proof of ownership to be admitted to the meeting.

No cameras, recording equipment, electronic devices (including cell phones) or large bags, briefcases or packages will be permitted in the Annual Meeting. Attendees may be asked to pass through security prior to entering the Annual Meeting.

The Company encourages members of its Board of Directors to attend the Annual Meeting. Representatives of the independent registered public accounting firm may also attend the Annual Meeting along with certain members of management of the Company and outside counsel.

Electronic Delivery of Proxy Materials and Annual Report

The Notice and Proxy Statement and the 2013 Annual Report are available at www.proxyvote.com. In the future, instead of receiving copies of the Notice and Proxy Statement and the Annual Report in the mail, shareholders may elect to view the proxy materials for the annual meeting on the Internet or receive proxy materials for the annual meeting by e-mail. The Notice will provide you with instructions regarding how to view our proxy materials over the Internet and how to instruct us to send future proxy materials to you by e-mail. Receiving your proxy materials online permits the Company to conserve natural resources and saves the Company the cost of producing and mailing documents to your home or business, while giving you an automatic link to the proxy voting site. If you are a shareholder of record with ordinary shares registered in your own name, you may enroll in the electronic delivery service by contacting American Stock Transfer & Trust Company, our transfer agent, at (800) 937-5449, or by following the instructions on their website at www.amstock.com. If you hold your shares in street name through a bank or brokerage firm, check the information provided to you by your bank or broker or contact your bank or broker for information on electronic delivery service.

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Householding

The SEC permits companies to send a single Notice, and for those shareholders that elect to receive a paper copy of proxy materials in the mail one copy of this Proxy Statement, together with our 2013 Annual Report, to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. If you are a shareholder of record with ordinary shares registered in your own name and you are interested in consenting to the delivery of a single notice or proxy statement and annual report, you may enroll in the electronic delivery service by contacting American Stock Transfer & Trust Company, our transfer agent, at (800) 937-5449, or by following the instructions on their website at www.amstock.com. If your family has multiple accounts holding our ordinary shares, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the Notice, the 2013 Annual Report or this Proxy Statement. The broker will arrange for delivery of a separate copy of the Notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or verbal request. You may decide at any time to revoke your decision to receive a single copy of the proxy materials for your household, and thereby receive multiple copies of the proxy materials by contacting our transfer agent, if you are a record holder, or your broker, if you hold your ordinary shares in street name.

Solicitation of Proxies

We will pay the cost of soliciting proxies for the Annual Meeting. We will reimburse brokers, fiduciaries, custodians and other nominees for their costs in forwarding proxy materials to beneficial owners of our ordinary shares. Solicitation may be undertaken by written or electronic mail, telephone, personal contact, facsimile or other similar means by our directors, officers and employees without additional compensation.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board Composition

Our Board of Directors consists of nine members. Our Memorandum provides that our Board of Directors must be composed of between one and twelve members. The number of directors is determined from time to time by resolution of directors. John D. Idol serves as the Chairman of our Board of Directors. He has primary responsibility for providing leadership and guidance to our Board and for managing the affairs of our Board. We have appointed Michael Kors as the Honorary Chairman of our Board because he is our founder and the namesake behind our brand. Mr. Kors participates in board meetings and deliberations in his capacity as a director.

Our Board of Directors is divided into three classes. Pursuant to our Memorandum, our directors are appointed at the annual meeting of shareholders for a period of three years, with each director serving until the third annual meeting of shareholders following his/her election. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of shareholders in the year of such expiration. Michael Kors, Judy Gibbons and Lawrence Stroll are Class II directors and their term will expire on the date of the upcoming Annual Meeting. Accordingly, we are nominating Mr. Kors, Ms. Gibbons and Mr. Stroll for election at the Annual Meeting. If elected, each of them will serve as Class II directors until our annual meeting of shareholders in 2016 and until the election and qualification of their respective successors in office. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

The following table lists each of our directors, their respective ages and positions and the class in which they serve as of the date of this Proxy Statement:

Name	Age	Position	Class

Michael Kors	53	Honorary Chairman, Chief Creative Officer and Director	Class II (term expiring at 2013 annual meeting; nominated for election)

John D. Idol	54	Chairman, Chief Executive Officer and Director	Class III (term expiring at 2014 annual meeting)

M. William Benedetto	72	Director	Class I (term expiring at 2015 annual meeting)

Silas K.F. Chou	66	Director	Class III (term expiring at 2014 annual meeting)

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Name	Age	Position	Class

Judy Gibbons	56	Director	Class II (term expiring at 2013 annual meeting; nominated for election)

Ann McLaughlin Korologos	71	Director	Class III (term expiring at 2014 annual meeting)

Stephen F. Reitman	65	Director	Class I (term expiring at 2015 annual meeting)

Lawrence S. Stroll	53	Director	Class II (term expiring at 2013 annual meeting; nominated for election)

Jean Tomlin	58	Director	Class I (term expiring at 2015 annual meeting)

Director Nominees

Class II Director Nominees for Election at the 2013 Annual Meeting

Set forth below is a brief biography of each of our Class II directors being nominated for election at the Annual Meeting:

Michael Kors is Chief Creative Officer, Honorary Chairman and a director of the Company. Mr. Kors studied fashion design at the Fashion Institute of Technology in Manhattan and in 1981 created what has become an enduring and iconic luxury lifestyle empire with a distinctive point of view and global reach. He held his first runway show in 1984 for the Michael Kors fall collection and he has successfully built our Company into a global luxury lifestyle brand. Mr. Kors has been the recipient of numerous industry awards, including the CFDA Womenswear Designer of the Year in 1999 and Menswear Designer of the Year in 2003. Amongst his other accolades, Mr. Kors has also been awarded The Accessories Council ACE Award for Designer of the Year in 2006 and Fashion Group International’s Star Honoree at its annual Night of Stars Awards in 2009. In 2010, the CFDA acknowledged Mr. Kors with their most prestigious honor, the Lifetime Achievement Award. He also received the Award of Courage from the American Foundation for AIDS Research (amfAR) in 2011. In addition to all of these accomplishments, from 1998 to 2004 Mr. Kors also served as creative director of Celine, the renowned French luxury brand.

Mr. Kors is a renowned, award winning designer and is instrumental in defining our brand and designing our collections. His unique role as our founder, Chief Creative Officer and the namesake behind our brand provides our Board of Directors with valuable leadership and insight into our design, marketing and publicity strategy. We believe that these factors taken together with Mr. Kors’ more than 30 year experience in the fashion industry make him uniquely qualified to serve as a member of our Board of Directors.

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Judy Gibbons has been a director of the Company since November 2012. She serves as a member of our Audit Committee and our Compensation Committee. From 2005 until 2010, Ms. Gibbons was employed by Accel Partners in Europe as a venture partner and board member, focusing primarily on early stage equity investments across mobile applications, digital advertising, e-commerce and social media. Prior to joining Accel Partners, Judy was Corporate Vice President at Microsoft where she spent ten years in international leadership roles in the company’s Internet division. Previously she has held senior positions at Apple Inc. and Hewlett Packard. Ms. Gibbons currently serves as a non-executive director of Hammerson plc and Guardian Media Group plc. She is also a director of Virgin Money Giving, a not-for-profit company within the Virgin Group.

Ms. Gibbons has over 25 years experience in software, Internet, digital media, e-commerce and mobile technologies. We believe that her experience as a business leader and her strategic and operational knowledge of digital media, e-commerce and technology is beneficial as we continue to build our brand and qualifies Ms. Gibbons to serve as a member of our Board of Directors.

Lawrence S. Stroll is Co-Chairman of Sportswear Holdings Limited, a global private equity company established in 1989 by Mr. Stroll and Mr. Silas Chou. Since its founding, Sportswear Holdings has acquired and successfully developed several global lifestyle brands, including Tommy Hilfiger, Pepe Jeans and Michael Kors. Sportswear Holdings’ current holdings include interests in Michael Kors, Michael Kors Far East, Tommy Hilfiger Asia, Karl Lagerfeld, Pepe Jeans and Hackett. Prior to forming Sportswear Holdings, Mr. Stroll and Mr. Chou owned and operated Poloco S.A., the European licensee for Polo Ralph Lauren apparel, for which Mr. Stroll served as Chief Executive Officer. From April 2007 until September 2011, Mr. Stroll served as the Co-Chairman of Hackett Ltd. Mr. Stroll has also served as a director of Michael Kors since January 2003 and was its Co-Chairman from January 2003 to September 2011. Prior thereto, Mr. Stroll served as Co-Chairman of Tommy Hilfiger Corporation from 1998 to 2002 and as a director from 1992 to 2002, as well as Chief Executive Officer of Pepe Jeans London Corporation from 1993 to 1998. Mr. Stroll’s legal name is Lawrence S. Strulovitch.

Mr. Stroll has been developing and managing global luxury lifestyle brands for more than 25 years. We believe that his significant experience as an investor and senior executive in the fashion industry, as well as his prior public-company board experience, qualifies Mr. Stroll to serve as a member of our Board of Directors.

Our Board of Directors has no reason to believe that any of the nominees listed above would be unable to serve as a director of the Company. If, however, any nominee were to become unable to serve as a director, the proxy holders will have discretionary authority to vote for a substitute nominee.

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Vote Required and Board Recommendation

If a quorum is present, directors are elected by the affirmative vote of a simple majority of the votes of the shares entitled to vote that are present at the Annual Meeting and voted. Ordinary shares that constitute broker non-votes are not considered entitled to vote on Proposal 1 and will not affect the outcome of this matter, assuming a quorum is obtained. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Our Board of Directors unanimously recommends a vote “FOR” the election of the three Class II director nominees named above. Unless contrary voting instructions are provided, the persons named as proxies will vote “FOR” the election of Michael Kors, Judy Gibbons and Lawrence S. Stroll to hold office as directors until the 2016 annual meeting of shareholders and until the election and qualification of their respective successors in office.

Continuing Directors

Class III Director Nominees for Election at the 2014 Annual Meeting

John D. Idol has been the Chairman of the Board of Directors of the Company since September 2011 and the Chief Executive Officer and a director since December 2003. Previously, from July 2001 until July 2003, Mr. Idol served as Chairman and Chief Executive Officer and a director of Kasper ASL, Ltd., whose lines included the Anne Klein brand. Prior to that, from July 1997 until July 2001, Mr. Idol served as Chief Executive Officer and a director of Donna Karan International Inc. Prior thereto, from 1994 until 1997, Mr. Idol served as Ralph Lauren’s Group President and Chief Operating Officer of Product Licensing, Home Collection and Men’s Collection.

As our Chief Executive Officer for almost 10 years, Mr. Idol has intimate knowledge of our business operations and strategy. Mr. Idol also has extensive knowledge of sales and marketing, product development, operations, finance and strategy based on his more than 30 years experience in the retail industry. We believe that these factors taken together with Mr. Idol’s prior experience as Chairman and Chief Executive Officer of a public-company make him an invaluable member of our Board of Directors.

Silas K. F. Chou is Co-Chairman of Sportswear Holdings Limited, a global private equity company established in 1989 by Mr. Chou and Mr. Lawrence Stroll. Since its founding, Sportswear Holdings has acquired and successfully developed several global lifestyle brands, including Tommy Hilfiger, Pepe Jeans and Michael Kors. Sportswear Holdings’ current holdings include interests in Michael Kors, Michael Kors Far East, Tommy Hilfiger Asia, Karl Lagerfeld, Pepe Jeans and Hackett. Prior to forming Sportswear Holdings, Mr. Chou and Mr. Stroll owned and operated Poloco S.A., the European licensee for Polo Ralph Lauren apparel. Mr. Chou is also Chief Executive Officer of Novel Holdings, a Hong Kong based group that includes South Ocean Knitters, one of the world’s leading textile and apparel manufacturers, as well

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as a diversified investment business with dedicated investment teams focused on Asian real estate and global private equity, technology and life sciences. Mr. Chou is also Executive Chairman of Iconix China, a joint venture between Iconix Brand Group, Inc. (NYSE: ICON) and Novel Fashion, an affiliate of Mr. Chou, focused on developing Iconix’s portfolio of leading apparel and home goods brands in greater China. Mr. Chou has served as a director of Michael Kors since January 2003 and was its Co-Chairman from January 2003 to September 2011. Prior thereto, Mr. Chou was a director of Tommy Hilfiger Corporation, and he served as its Chairman and then Co-Chairman, from 1989 to 2002.

Mr. Chou has extensive experience in the fashion industry in his capacity as Chief Executive Officer of one of the world’s leading textile and apparel manufacturers as well as extensive experience developing, managing and investing in leading apparel companies. We believe that these experiences, together with his prior public-company board experience, qualify Mr. Chou to serve as a member of our Board of Directors.

Ann McLaughlin Korologos has been a director of the Company since March 2013. She serves as the Chair of our Governance and Nominating Committee. Ms. Korologos is a former U.S. Secretary of Labor. She is Chairman Emeritus of The Aspen Institute, a nonprofit organization, and previously served as the Chairman of the Board of Trustees of the RAND Corporation from April 2004 to April 2009. Ms. Korologos has significant public company board experience and currently serves as a director of Kellogg Company, Host Hotels & Resorts, Inc., Harman International Industries, Inc. and Vulcan Materials Company. While Ms. Korologos is also a director of AMR Corporation (and its subsidiary, American Airlines), she will be retiring from the board of AMR Corporation and American Airlines when the transaction with US Airways Group, Inc. is consummated, which is expected to occur in the third quarter of 2013.

Ms. Korologos possesses particular knowledge and experience in the areas of international markets, marketing, regulatory and government affairs, policy making and corporate governance. We believe that this knowledge and experience, together with her significant public company board and governance experience, qualifies Ms. Korologos to serve as a member of our Board of Directors.

Class I Directors for Election at the 2015 Annual Meeting

M. William Benedetto has been a director of the Company since December 2011. He serves as the Chairman of our Audit Committee and is a member of our Compensation Committee and Governance and Nominating Committee. Mr. Benedetto is a co-founder and chairman emeritus of The Benedetto Gartland Group, a boutique investment bank founded in 1988 that specializes in raising equity capital for private equity firms and providing other investment banking services. From 1983 to 1988, Mr. Benedetto served as executive vice president, director and

11 | MICHAEL KORS	2013 Proxy Statement

manager of Dean Witter Reynolds, Inc.’s Investment Banking Division. From 1980 to 1983, Mr. Benedetto served as head of corporate finance for Warburg, Paribas Becker, and previously Mr. Benedetto served as an executive in the financial services industry since 1978. Mr. Benedetto was lead director of Donna Karan International from 1996 to 2001 and chaired its audit and compensation committees. Mr. Benedetto was a member of the board of directors of Georgetown University, as well as the chairman of its board of regents until June 30, 2010, and is currently a director of FidelisCare, a non-for-profit healthcare insurance company.

Mr. Benedetto has a strong financial background and significant experience as an executive in the financial services industry. We believe that these factors along with his prior public-company board experience (including his prior role as audit committee and compensation committee chairman) qualify Mr. Benedetto to serve as a member of our Board of Directors.

Stephen F. Reitman has been a director of the Company since December 2011. He serves as the Chairman of our Compensation Committee and is a member of our Audit Committee. Mr. Reitman has served on the board of directors of Reitmans (Canada) Limited, a specialty ladies’ wear retailer based in Canada, since 1984. From 1984 until June 2010, Mr. Reitman served as Executive Vice President and Chief Operating Officer of Reitmans (Canada) Limited, and in June 2010 he was appointed President and Chief Operating Officer. Mr. Reitman also currently serves on the board of directors of Celio International S.A., a privately-held European apparel retailer, and Simone Perele Canada Ltd., a wholly owned subsidiary of Simone Perele S.A.

Mr. Reitman has strong retail operations experience and extensive experience as an executive in the retail industry. We believe that Mr. Reitman’s in-depth knowledge of our industry qualifies him to serve as a member of our Board of Directors.

Jean Tomlin has been a director of the Company since March 2013. She is a member of our Governance and Nominating Committee. From 2006 through the end of March 2013, Ms. Tomlin served as Director of Human Resources of the London Organising Committee of the Olympic and Paralympic Games. Previously, she was the Director of Human Resources of Marks & Spencer plc, a major British retailer. Ms. Tomlin also spent 15 years at Prudential plc and nine years at Ford Motor Company in the UK in various human resources management positions. Currently, Ms. Tomlin also serves as a director of J. Sainsbury plc, the UK’s third-largest food retailer and grocery store operator.

Ms. Tomlin has extensive management experience in human resources. We believe that her unique insight into human resources matters will be instrumental as we continue to grow our organization and qualifies Ms. Tomlin to serve as a member of our Board of Directors.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on the Investor Relations page of our website at www.michaelkors.com. The Corporate Governance Guidelines describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, committees, director compensation, Board and committee self-appraisals, and CEO compensation and executive succession planning.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees, including our CEO and CFO. A copy of our Code of Business Conduct and Ethics is available under the Investor Relations section of our website at www.michaelkors.com and in print to any shareholder who requests a copy from our Corporate Secretary. Pursuant to our Code of Business Conduct and Ethics, all of our employees (including our executive officers) and our directors are required to promptly report any potential relationships, actions or transactions, including those involving immediate family members, that reasonably could be expected to give rise to a conflict of interest to their supervisor or the Legal Department. If we amend or waive the Code of Business Conduct and Ethics with respect to any of our directors or our CEO or CFO, we will promptly disclose such amendment or waiver as required by applicable law or the NYSE.

Independence of Board

A majority of our directors and each member of our Audit Committee, Compensation Committee and Governance and Nominating Committee are required to be “independent” within the meaning of the NYSE listing standards and the guidelines for director independence set forth in our Corporate Governance Guidelines. The Governance and Nominating Committee reviews the independence of all members of the Board for purposes of determining which Board members are deemed independent and which are not. The Governance and Nominating Committee and our Board of Directors affirmatively determined that M. William Benedetto, Judy Gibbons, Ann McLaughlin Korologos, Stephen Reitman and Jean Tomlin are each independent.

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Committees of the Board

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The following table sets forth the members of each committee during Fiscal 2013:

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee(1)
M. William Benedetto	C	X	X
Judy Gibbons(2)	X	X
Ann McLaughlin Korologos			C
Stephen Reitman	X	C
Jean Tomlin			X

C = Chair

X = Member

(1)   Formed on March 18, 2013.

(2)   Appointed to Audit Committee and Compensation Committee on November 1, 2012.

Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to (i) the accounting and financial reporting processes of the Company and the related internal controls, including the integrity of the financial statements and other financial information of the Company; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the audit of the Company’s financial statements; (v) the performance of the Company’s internal audit function and independent auditor; and (vi) such other matters mandated by applicable law or NYSE rules.

In carrying out these responsibilities, the Audit Committee, among other things:

•	Selects, determines compensation, evaluates and, where appropriate, replaces the independent auditor;

•	Approves all audit engagement fees and terms and all non-audit engagements with the independent auditor;

•	Evaluates annually the performance of the independent auditor and the lead audit partner;

•	Reviews annual audited and quarterly unaudited financial statements with management and the independent auditor;

•	Reviews reports and recommendations of the independent auditor;

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•

Reviews the scope and plan of work to be done by the internal audit group and annually reviews the performance of the internal audit group and the appointment, replacement and compensation of the person responsible for the Company’s internal audit function;

•	Reviews management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s related attestation;

•	Oversees the Company’s risk assessment and risk management policies, procedures and practices;

•	Establishes procedures for receiving and responding to complaints regarding accounting, internal accounting controls or auditing matters;

•	Reviews, and if appropriate, approves related person transactions; and

•	Evaluates its own performance annually and reports regularly to the Board.

A complete copy of the Audit Committee Charter is available on the Company’s website at www.michaelkors.com.

The Board of Directors has determined that each member of the Audit Committee satisfies the “independence” requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE rules and that each member of the Audit Committee is financially literate. Furthermore, the Board of Directors has determined that Mr. Benedetto qualifies as an “audit committee financial expert” under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Compensation Committee has direct responsibility for the compensation of the Company’s executive officers, including the CEO, and for incentive compensation, equity-based plans and pension plans.

In carrying out these responsibilities, the Compensation Committee, among other things:

•	Reviews the Company’s compensation strategy to ensure it is appropriate;

•

Reviews and approves the corporate goals and objectives of the Company’s Chief Creative Officer and CEO, evaluates the performance of these executives in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determines and approves their compensation level, perquisites and other benefits based on this evaluation;

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•	Recommends and sets appropriate compensation levels for the Company’s named executive officers;

•	Evaluates the potential risks associated with the Company’s compensation policies and practices;

•	Reviews, evaluates and makes recommendations to the Board with respect to incentive compensation plans, equity-based plans and director compensation;

•	Retains (or terminates) consultants to assist in the evaluation of director and executive officer compensation; and

•	Evaluates its own performance annually and reports regularly to the Board.

A complete copy of the Compensation Committee Charter is available on the Company’s website at www.michaelkors.com.

No person who served as a member of our Compensation Committee during Fiscal 2013 has served as one of our officers or employees or has any relationship requiring disclosure under Item 404 of Regulation S-K of the Securities Act of 1933, as amended (“Regulation S-K”). None of our executive officers serve as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board or our Compensation Committee.

Governance and Nominating Committee

The Governance and Nominating Committee was formed on March 18, 2013. The purpose of the Governance and Nominating Committee is to perform, or assist the Board in performing, the duties of the Board relating to: (i) identification and nomination of directors; (ii) areas of corporate governance; (iii) succession planning for the CEO and other members of senior management; (iv) annual performance evaluations of the Board and the committees of the Board; and (v) the other duties and responsibilities set forth in its charter.

In carrying out these responsibilities, the Governance and Nominating Committee, among other things:

•	Reviews Board and committee composition and size;

•	Identifies candidates qualified to serve as directors;

•	Assists the Board in determining whether individual directors have material relationships with the Company that may interfere with their independence;

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•	Establishes procedures for the Governance and Nominating Committee to exercise oversight of the evaluation of senior management;

•	Reviews and discusses management succession and makes recommendations to the Board with respect to potential successors to the CEO and other members of senior management;

•	Reviews and assesses the adequacy of the Company’s Corporate Governance Guidelines;

•	Reviews policies and practices of the Company and monitors compliance in the areas of corporate governance; and

•	Evaluates its own performance annually and reports regularly to the Board.

A complete copy of the Governance and Nominating Committee Charter is available on the Company’s website at www.michaelkors.com.

Board and Committee Meeting Attendance

Our Board of Directors and each of the Audit Committee and the Compensation Committee held four meetings during Fiscal 2013. Our Governance and Nominating Committee was not formed until March 18, 2013 and did not hold any meetings in Fiscal 2013. During Fiscal 2013, each of our then-current directors attended at least 75% of the total number of meetings of our Board of Directors and all of the committees of our Board of Directors on which such director served during the fiscal year. The Board of Directors and its committees also act from time to time by written consent in lieu of meetings. Directors are encouraged (but not required) to attend our annual meeting of shareholders. All then-current directors attended the 2012 annual meeting of shareholders.

Executive Sessions

Pursuant to our Corporate Governance Guidelines, the Board is required to meet at least quarterly in executive session without management directors or any members of management, whether or not they are directors, present. Each non-management director takes turns serving as the presiding director for the executive session on a rotating basis, except that for each executive session held in Fiscal 2013, M. William Benedetto served as the presiding director.

Director Nomination Process and Elections; Board Diversity

The Governance and Nominating Committee is responsible for, among other things, identifying individuals qualified to become members of the Board in a manner consistent with the criteria approved by the Board. The Corporate Governance Guidelines set forth qualifications and criteria for our directors. The Board of Directors seeks members from diverse professional and personal backgrounds who combine a

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broad spectrum of experience and expertise with a reputation for integrity. We do not have a formal policy on diversity, but the Governance and Nominating Committee and the Board will assess an individual’s independence, diversity, age, skills and experience in the context of the needs of the Board.

The Governance and Nominating Committee will consider candidates recommended by our officers and directors, including our Chairman and CEO, employees and others. In addition, the Governance and Nominating Committee may engage third-party search firms to identify qualified director candidates. When identifying and evaluating candidates, the Governance and Nominating Committee determines whether there are any evolving needs of the Board that require an expert in a particular field. The Chair of the Governance and Nominating Committee and some or all of the members of the Board of Directors (including the Chairman and CEO) will interview potential candidates that the Governance and Nominating Committee deem appropriate. The Governance and Nominating Committee will listen to feedback received from those directors that had the opportunity to meet with the potential candidate. If the Governance and Nominating Committee deems appropriate, it will recommend the nomination of the candidate to the full Board for approval.

The Governance and Nominating Committee will also consider candidates proposed by shareholders of the Company and all candidates will be evaluated in the same manner regardless of the source of such nomination so long as shareholder nominations are properly submitted to us. Shareholders wishing to recommend persons for consideration by the Governance and Nominating Committee as nominees for election to the Board must do so in accordance the procedures set forth in “Proposals of Shareholders for the 2014 Annual Meeting” and in compliance with our Memorandum.

In accordance with the Memorandum, directors must be elected by the affirmative vote of a simple majority of the votes of the shares entitled to vote that are present at the meeting and voted. In the event an incumbent director fails to receive a simple majority of the votes in an uncontested election, such incumbent director is required to tender a resignation letter in accordance with the Company’s Corporate Governance Guidelines. The Governance and Nominating Committee will then make a recommendation to the Board as to whether to accept or reject the resignation or whether such other action should be taken. The Board will act on the resignation, taking into account the Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the resignation within 90 days following certification of the election results. The Governance and Nominating Committee, in making its recommendation, may consider any factors and other information that it considers appropriate and relevant, including, without limitation, the stated reasons why shareholders voted “against” such director, the director’s length of service and qualifications, the director’s contributions to the Company, compliance with applicable NYSE rules and listing standards, and the Corporate Governance Guidelines. The incumbent director will remain active and engage in Board activities while the

18 | MICHAEL KORS	2013 Proxy Statement

Governance and Nominating Committee and the Board decide whether to accept or reject such resignation or take other action, but the incumbent director will not participate in deliberations by the Governance and Nominating Committee or the Board regarding whether to accept or reject the director’s resignation.

Board Leadership Structure

John D. Idol, our CEO, has been the Chairman of our Board of Directors since shortly before our initial public offering in December 2011 (the “IPO”). Prior to that, the role of Chairman of the Board of Directors was shared by two directors affiliated with our then largest shareholder. The Board believes that the Company can most effectively execute its business plans and strategy and drive value for shareholders if Mr. Idol, who has intimate knowledge of our business operations and strategy and extensive experience in the retail industry, serves the combined role of Chairman and CEO. A combined Chairman and CEO serves as a bridge between the Board and management and provides our Board and Company with unified leadership. The Board believes that Mr. Idol’s unified leadership enables us to better communicate our vision and strategy clearly and consistently across our organization and to customers and shareholders.

The Board believes that appointing a lead independent director is not necessary because the Board’s size makes interaction among all members relatively easy. Committee chairs provide leadership for matters under the jurisdiction of their respective committees. The independent directors may determine if non-executive leadership is required and, if so, in what form.

Risk Oversight

Our management is responsible for understanding and managing the risks that we face in our business, and the Board of Directors is responsible for overseeing management’s overall approach to risk management. The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee is responsible for the oversight of accounting, auditing and financial related risks. The Governance and Nominating Committee manages risks associated with the independence of the Board, potential conflicts of interest and succession planning.

The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Compensation Committee reviewed the various design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking. Following such risk evaluation, the Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

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While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about those risks. The Board seeks to ensure that management has in place processes for dealing appropriately with risk. It is the responsibility of our senior management to develop and implement our short- and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives.

Communications with the Board and the Audit Committee

Shareholders and interested parties may contact any of the Company’s directors, including the Chairman, the non-management directors as a group, the chair of any committee of the Board of Directors or any committee of the Board by writing them as follows:

Michael Kors Holdings Limited

c/o Michael Kors Limited

Unit 1902, 19/F, Tower 6

The Gateway, Harbour City

Tsim Sha Tsui, Kowloon, Hong Kong

Attn: Corporate Secretary

Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Corporate Secretary and such matters will be handled in accordance with the procedures established by the Audit Committee. Any concerns may be reported anonymously.

Required Certifications

The Company has filed with the SEC, as an exhibit to its most recently filed Annual Report on Form 10-K, the certifications required by its Chief Executive Officer and Chief Financial Officer under the Sarbanes-Oxley Act of 2002. The Company has also timely submitted to the NYSE the Section 303A Annual CEO Certification for Fiscal 2013, and such certification was submitted without any qualifications.

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Executive Officers

The following table sets forth information regarding each of our executive officers as of the date of this Proxy Statement:

Name	Age	Position
Michael Kors(1)	53	Honorary Chairman and Chief Creative Officer
John D. Idol(2)	54	Chairman and Chief Executive Officer
Joseph B. Parsons	60	Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer
Lee S. Sporn	53	Senior Vice President of Business Affairs, General Counsel and Secretary
Britton Russell	45	Senior Vice President, Global Operations

(1)	Biographical information regarding Mr. Kors is set forth under “Proposal No. 1 (Election of Directors)—Director Nominees—Class II Director Nominees for Election at the 2013 Annual Meeting.”
(2)	Biographical information regarding Mr. Idol is set forth under “Proposal No. 1 (Election of Directors)—Continuing Directors—Class III Director Nominees for Election at the 2014 Annual Meeting.”

Joseph B. Parsons is the Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer of Michael Kors and has been with the Company since January 2004. Previously, from March 2002 until December 2003, Mr. Parsons served as Executive Vice President and Chief Financial Officer of Kasper ASL, Ltd. Prior to that, until October 2001, Mr. Parsons served as Executive Vice President and Chief Financial Officer of Donna Karan International Inc., where he had been employed in various roles since 1993. Prior thereto, Mr. Parsons served as Assistant Controller for Crystal Brands, Inc. from 1989 to 1993. Previously, from 1979 to 1989, Mr. Parsons worked at KPMG, where he began his career.

Lee S. Sporn is the Senior Vice President of Business Affairs, General Counsel and Secretary of Michael Kors and has been with the Company since December 2003. Previously, from September 2001 until December 2003, Mr. Sporn served as Senior Vice President, General Counsel and Secretary of Kasper ASL, Ltd. Prior to that, until September 2001, Mr. Sporn served as Vice President of Intellectual Property and Associate General Counsel of Polo Ralph Lauren Corp., where he had been employed in various roles since 1990.

Britton Russell is the Senior Vice President, Global Operations for Michael Kors and has been with the Company since September 2012. Previously from 2009 to 2012, Mr. Russell served as Vice President, Sourcing and Manufacturing and then Vice President, Operations at Mexx in The Netherlands. From 1994 to 2005 and then from 2006 to 2009, Mr. Russell held various positions at Kurt Salmon Associates, a global management consulting firm, including leadership roles for their practices in Japan and China, most recently as a Principal in Shanghai. Mr. Russell has also held various production and sourcing roles at The Home Depot and Nike.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our ordinary shares as of June 4, 2013 by:

•	each person known to us to beneficially own more than five percent of our outstanding ordinary shares based solely on our review of SEC filings;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group

Beneficial ownership is based upon 202,397,379 ordinary shares outstanding as of June 4, 2013, unless otherwise indicated in the footnotes to the table. In addition, ordinary shares issuable upon exercise of share options or other derivative securities that are exercisable currently or will become exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options or other derivative securities, but are not deemed outstanding for purposes of computing the percentage owned by any other person. All of the ordinary shares listed in the table below are entitled to one vote per share and each of the persons described below has sole voting power and sole investment power with respect to the shares set forth opposite his, her or its name, except as otherwise noted. Unless otherwise indicated, the address of each person named in the table below is c/o Michael Kors (USA), Inc., 11 West 42nd Street, 21st Floor, New York, New York 10036.

Beneficial Owner	Ordinary Shares Beneficially Owned	Percent of Ordinary Shares Beneficially Owned
5% or More Shareholder
FMR LLC(1)	13,708,858	6.8%
Sportswear Holdings Limited(2)	11,629,627	5.7%
Viking Global Investors LP(3)	10,632,198	5.3%
Named Executive Officers and Directors
Michael Kors(4)	4,921,296	2.4%
John D. Idol(5)	2,591,596	1.3%
Joseph B. Parsons(6)	196,473	*
Lee S. Sporn(7)	99,331	*
Britton Russell(8)	4,523	*
M. William Benedetto(9)	3,000	*
Silas K.F. Chou(10)	11,629,627	5.7%
Judy Gibbons(11)	—	—
Ann McLaughlin Korologos(12)	—	—
Stephen Reitman(9)	5,000	*
Lawrence S. Stroll(10)	11,629,627	5.7%
Jean Tomlin(12)	—	—
All Executive Officers and Directors as a Group (12 persons)	19,450,846	9.5%

*	Represents beneficial ownership of less than one percent of the Company’s ordinary shares outstanding.

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(1)

Based on a Schedule 13G filed with the SEC on February 14, 2013. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 13,661,960 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 13,661,960 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Strategic Advisers, Inc., 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 698 shares of the Company beneficially owned through Strategic Advisers, Inc. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 46,200 shares of the Company as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 46,200 shares and sole power to vote or to direct the voting of 46,200 shares of the ordinary shares owned by the institutional accounts managed by PGATC as reported above.

(2)

Sportswear Holdings Limited is indirectly 50% owned by Westleigh Limited, which is privately owned by members of the Chao family (including Silas K.F. Chou), and 50% owned by Flair Investment Holdings Limited, in which Lawrence S. Stroll has an indirect beneficial ownership interest. Each of Sportswear Holdings Limited, Westleigh Limited and Flair Investment Holdings Limited, as well as Messrs. Chou and Stroll (in their capacities as Co-Chairmen of Sportswear Holdings Limited), may be deemed to have shared dispositive power and shared voting power over, and thus to beneficially own, all of the ordinary shares owned by Sportswear Holdings Limited through their respective direct or indirect ownership of the equity interests of Sportswear Holdings Limited. The mailing address for Sportswear Holdings Limited is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

(3)

Based on a Schedule 13G filed with the SEC on February 19, 2013. Viking Global Investors LP (“VGI”) provides managerial services to Viking Global Equities LP (“VGE”), Viking Global Equities II LP (“VGEII”), VGE III Portfolio Ltd. (“VGEIII”) and Viking Long Fund Master Ltd. (“VLFM”). VGI does not directly own any ordinary shares. Ordinary shares beneficially owned represents: 2,948,700 shares held directly by VGE, 175,300 shares held directly by VGEII, 5,626,198 shares held directly by VGEIII and 1,882,000 shares held directly by VLFM. VGI has the authority to dispose of and vote the ordinary shares of the Company. Based on Rule 13d-3 of the Exchange Act, VGI may be deemed to beneficially own the ordinary shares held directly by VGE, VGEII, VGEIII and VLFM. Viking Global Performance LLC (“VGP”), as the general partner of VGE and VGEII, has the authority to dispose of and vote the ordinary shares of the Company directly owned by VGE and VGE II. VGP serves as investment manager to VGEIII and has the authority to

23 | MICHAEL KORS	2013 Proxy Statement

dispose of and vote the ordinary shares of the Company directly owned by VGEIII. VGP does not directly own any ordinary shares of the Company. Based on Rule 13d-3 of the Exchange Act, VGP may be deemed to beneficially own the ordinary shares of the Company directly held by VGE, VGEII and VGEIII. Each of VGE, VGEII and VGEIII has the authority to dispose of and vote the ordinary shares of the Company owned by it, which power may be exercised by its general partner, VGP, and by VGI, an affiliate of VGP, that provides managerial services to VGE. Viking Global Equities III Ltd. invests substantially all of its assets through VGEIII. VLFM has the authority to dispose of and vote the ordinary shares of the Company directly owned by it, which power may be exercised by its investment manager, Viking Long Fund GP LLC (“VLFGP”) and by VGI, an affiliate of VLFGP, which provides managerial services to VLFM. Viking Long Fund LP and Viking Long Fund III Ltd., through its investment in Viking Long Fund Intermediate LP, invest substantially all of their assets through VLFM. Messrs. O. Andreas Halvorsen, David C. Ott, Thomas W. Purcell, Jr. and Daniel S. Sundheim, as Executive Committee Members of VGI, VGP and VLFGP, have shared authority to dispose of and vote the ordinary shares of the Company beneficially owned by VGI, VGP and VLFGP. None of Messrs. Halvorsen, Ott, Purcell and Sundheim directly owns any ordinary shares of the Company. Based on Rule 13d-3 of the Exchange Act, each may be deemed to beneficially own the ordinary shares of the Company directly held by VGE, VGE II, VGEIII and VLFM. The business address of each of the beneficial owners is 55 Railroad Avenue, Greenwich, Connecticut 06830.

(4)

This amount includes (i) 4,201,793 ordinary shares, (ii) 158,740 restricted shares and (ii) 96,900 vested options to purchase ordinary shares held directly by Mr. Kors. This amount also includes 95,000 ordinary shares held by the Kors LePere Foundation and 4,167 ordinary shares, 17,320 restricted shares and 365,297 vested options to purchase ordinary shares held by Mr. Kors’ spouse.

(5)

This amount includes (i) 320,989 ordinary shares, (ii) 158,740 restricted shares and (iii) 494,613 vested options to purchase ordinary shares held directly by Mr. Idol. This amount also includes 95,000 ordinary shares held by the Idol Family Foundation and 1,500,000 shares held by certain grantor retained annuity trusts (“GRATs”) established by Mr. Idol (as grantor) for the benefit of his children. Mr. Idol is not the trustee of the GRATs, but may be deemed to have beneficial ownership over the ordinary shares held by the GRATs.

(6)	This amount includes (i) 5,184 ordinary shares, (ii) 39,288 restricted shares and (iii) 152,000 vested options to purchase ordinary shares held by Mr. Parsons.
(7)	This amount includes 23,331 restricted shares and 76,000 vested options to purchase ordinary shares held by Mr. Sporn.
(8)	This amount represents restricted shares held by Mr. Russell.
(9)	This amount does not include 11,901 restricted share units the settlement of which has been deferred for three years from the date of grant.
(10)	Represents ordinary shares owned by Sportswear Holdings Limited. See footnote (2).
(11)	This amount does not include 1,975 unvested restricted share units the settlement of which has been deferred for three years from the date of grant.
(12)	This amount does not include 993 unvested restricted share units.

Section 16(a) Beneficial Ownership Reporting Compliance

During Fiscal 2013, we were deemed to be a “foreign private issuer” within the meaning of Rule 3b-4 of the Exchange Act, and as a result, our executive officers, directors and 10% or greater shareholders were not required to file reports under Section 16(a) of the Exchange Act during such fiscal year.

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Securities Trading Policy and Hedging

Our named executive officers, directors and certain other employees and related parties are prohibited from trading in Company shares during certain prescribed blackout periods that typically begin two weeks prior to the end of each fiscal quarter and end two days after the public release of our quarterly earnings announcement. We also prohibit all of our employees and directors from engaging in buying stock of the Company on margin, short sales, or buying or selling puts, calls, options or other derivatives in respect of securities of the Company. While we discourage speculative hedging transactions, we do permit long-term hedging transactions that are designed to protect an individual’s investment in Company securities (i.e., the hedge must be for at least 12 months and relate to ordinary shares or equity awards held by the individual) and the individual must first obtain pre-clearance from the Legal Department. To our knowledge, none of our directors, executive officers or other employees nor their related parties have entered into long-term hedging transactions with respect to our securities.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Shareholders Agreement

On July 11, 2011, we entered into a Shareholders Agreement (the “Shareholders Agreement”) with certain of our shareholders, including Sportswear Holdings Limited, Michael Kors and John D. Idol (the “Initial Shareholders”). The Shareholders Agreement contains certain registration rights described below which have remained operative since our IPO.

Subject to certain limitations, any current shareholder or group of current shareholders holding at least 5% of the outstanding ordinary shares held by the parties to the Shareholders Agreement that are not covered by an effective registration statement under the Securities Act of 1933, as amended (“Registrable Securities”), has the right to demand (a “Demand Right”) that we register under the Securities Act all or a portion of such shareholder or shareholders’ Registrable Securities at our expense (a “Demand Registration”). The Initial Shareholders are collectively entitled to exercise five Demand Rights at any time, and the preference share investors are collectively entitled to exercise one Demand Right on or after July 11, 2013. In each case, the shareholders exercising the Demand Right must request the registration of Registrable Securities with an aggregate estimated market value of at least $40,000,000. Upon the exercise of a Demand Right, we must notify our other current shareholders, and they may exercise piggyback registration rights with respect to the Demand Registration.

In addition to Demand Rights, if we propose to register any of our shares under the Securities Act either for our own account or for the account of others, we must give prompt notice to each of our current shareholders that are party to the Shareholders Agreement of our intent to do so and the number and class of shares to be registered (a “Piggyback Notice”), and each such shareholder will have piggyback registration rights and will be entitled to include any part of its Registrable Securities in such registration, subject to certain exceptions.

Finally, upon becoming eligible to use a shelf registration statement on Form S-3 or Form F-3 in connection with a secondary public offering of our ordinary shares, any current shareholder or group of current shareholders holding at least 4% of the ordinary shares that were outstanding as of the date of the Shareholders Agreement, will be entitled to unlimited demand registrations, subject to certain limitations, including, among others, that such shareholders must propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters’ discounts or commissions) of at least $20,000,000. Following the filing of a shelf registration statement on Form S-3 or F-3, the holders of a majority of the Registrable Securities included therein may initiate a shelf take-down offering, and we must use our reasonable best efforts to effect an amendment or supplement to such shelf registration statement for such offering.

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The registration rights described above are subject to customary limitations and exceptions, including our right to withdraw or defer a registration in certain circumstances and certain cutbacks by the underwriters if marketing factors require a limitation on the number of shares to be underwritten in a proposed offering.

In connection with the potential registrations described above, we have agreed to indemnify our current shareholders that are a party to the Shareholders Agreement against certain liabilities. In addition, we will bear all fees, costs and expenses associated with such registrations, excluding underwriting discounts and commissions and similar brokers’ fees, transfer taxes and certain costs of more than one counsel for all of the selling shareholders in an offering.

Under the Shareholders Agreement, Sportswear Holdings Limited exercised its registration rights to cause us to file the registration statement relating to our IPO, the registration statement filed in connection with our March 2012 secondary offering, the registration statement filed in connection with our August 2012 secondary offering and the shelf registration statement filed in connection with our February 2013 secondary offering.

Michael Kors Far East Holdings Limited

Certain of our shareholders, including Sportswear Holdings Limited, Michael Kors and John D. Idol, own Michael Kors Far East Holdings Limited (“Far East Holdings”). We have entered into agreements (the “Far East Licensing Agreements”) with certain subsidiaries of Far East Holdings (the “Licensees”) pursuant to which the Licensees have certain exclusive rights within China, Hong Kong, Macau and Taiwan, and rights of first refusal to expand to other territories across Asia, to import, sell, advertise and promote apparel, footwear and accessories, excluding eyewear, watches and fragrance and personal care products, and to own and operate free-standing retail stores bearing our “Michael Kors,” “MICHAEL Michael Kors” and “KORS Michael Kors” trademarks. The Far East Licensing Agreements expire on March 31, 2041, and we may terminate them at certain intervals if certain minimum sale benchmarks are not met. Pursuant to the Far East Licensing Agreements, we waived the royalty on all net sales of licensed products by the Licensees prior to April 1, 2013.

Any issuance or transfer of an equity interest in Far East Holdings or any of its subsidiaries is subject to our right of first refusal, except for the following issuances: (i) issuances to Far East Holdings’ existing shareholders and their affiliates so long as Sportswear Holdings Limited and its affiliates retain a majority interest in Far East Holdings; (ii) issuances to third parties for bona fide business financing purposes so long as such third parties agree to be bound by our right of first refusal; (iii) issuances pursuant to employee stock plans; (iv) issuances in connection with a bona fide business acquisition; (v) issuances to vendors, lenders, lessors and other similar persons; and (vi) issuances pursuant to stock splits, stock dividends and other recapitalizations. In addition, in the event that Far East Holdings or any of its

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subsidiaries proposes to consummate an initial public offering, we have the right to purchase the proposed listing entity based on its total market capitalization upon consummation of the initial public offering, as determined by a mutually agreed, internationally recognized investment bank.

We also provide the Licensees with certain services, including, but not limited to, supply chain and logistics support, management information system support and tax and accounting support at the request of the Licensees, for which we charge the Licensees arm’s-length fees. For Fiscal 2013, amounts charged by us to the Licensees for these services aggregated to $0.3 million.

Other Relationships

Lance LePere is the Executive Vice President—Creative Director—Women’s Design of Michael Kors (USA), Inc. Mr. LePere is the spouse of Michael Kors, our Honorary Chairman and Chief Creative Officer. In Fiscal 2013, Mr. LePere received an aggregate of $730,000 in compensation. Mr. LePere did not receive any share-based awards in Fiscal 2013.

From time to time, Sportswear Holdings Limited or its affiliates have provided a plane for purposes of business travel to the directors and senior management of the Company at no charge to the Company. During Fiscal 2013, $0.3 million, representing the estimated costs of these services, which are based on allocated or incremental costs, was charged to selling, general and administrative expenses as an offset to contributed capital (additional paid-in capital). In addition, the Company or its CEO may arrange a plane owned by Sportswear Holdings Limited or its affiliates to be used for the Company’s directors and senior management for purposes of business travel on terms and conditions no less favorable to the Company than it would receive in an arm’s-length transaction with a third party. To the extent our CEO enters into such an arrangement for business travel, we will reimburse him for the actual market price paid for the use of such plane.

We routinely purchase knitwear from a manufacturer affiliated with Silas K. F. Chou, one of our directors, and members of his family. Purchases by the Company from this manufacturer totaled approximately $5.7 million in Fiscal 2013.

Related Person Transactions Policies and Procedures

We have adopted a written Related Person Transactions Policy (the “Related Person Policy”), which sets forth our policy with respect to the review, approval and ratification of certain related party transactions by our Audit Committee. In accordance with the Related Person Policy, our Audit Committee has overall responsibility for the implementation of and compliance with the Related Person Policy.

For the purposes of the Related Person Policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the

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amount involved exceeds $120,000 and in which any related party (as defined in the Related Person Policy) had, has or will have a direct or indirect material interest. A “related party transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board of Directors or Compensation Committee.

The Related Person Policy requires that notice of a proposed related party transaction be provided to our Legal Department prior to entering into such transaction. If our Legal Department determines that such transaction is a related party transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the Related Person Policy, our Audit Committee may approve only those related party transactions that are in, or not inconsistent with, our best interests. In the event that we become aware of a related party transaction that has not been previously reviewed, approved or ratified under the Related Person Policy and that is ongoing or has been completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related party transaction.

The Related Person Policy also provides that our Audit Committee review certain previously approved or ratified related party transactions that are ongoing to determine whether the related party transaction remains in our best interests and the best interests of our shareholders. Additionally, we also make periodic inquiries of executive officers and directors with respect to any potential related party transaction of which they may be a party or of which they may be aware (including through annual director and officer questionnaires).

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company and the related internal controls. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States, performing reviews of the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

During Fiscal 2013, the Audit Committee met and held discussions with management, the internal auditor and the independent registered public accounting firm and

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independently as a committee. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements as of and for the year ended March 30, 2013 with management and the independent registered public accounting firm, including a discussion of the quality and critical accounting policies and estimates, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the adequacy and effectiveness of the Company’s financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting, including the respective reports of management and the independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed by the standards established by the Public Company Oversight Board (United States) as well as the firm’s independence.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group and independent registered public accounting firm. In reliance on the reviews and discussions referred to above, and the receipt of the unqualified opinions from PricewaterhouseCoopers LLP dated May 29, 2013, with respect to the consolidated financial statements of the Company as of and for the year ended March 30, 2013, and with respect to the effectiveness of the Company’s internal control over financial reporting, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 30, 2013, for filing with the Securities and Exchange Commission.

Audit Committee

M. William Benedetto (Chair)

Judy Gibbons (joined November 1, 2012)

Stephen F. Reitman

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PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

From our inception through the completion of the audit of the financial statements for Fiscal 2013, PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accounting firm. On December 14, 2012, the Audit Committee approved the dismissal of PwC as our independent registered public accounting firm effective as of the date of the completion of the audit services for Fiscal 2013.

PwC’s audit reports on our consolidated financial statements for each of the fiscal years ended March 31, 2012 (“Fiscal 2012”) and March 30, 2013 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During our fiscal years ended March 31, 2012 and March 30, 2013, (a) there were no disagreements between us and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with its report; and (b) no reportable events as set forth in Item 304(a)(1)(v) of Regulation S-K have occurred.

Also on December 14, 2012, the Audit Committee approved the engagement of Ernst & Young LLP (“E&Y”) as our independent registered accounting firm to perform the audit of our financial statements for our fiscal year ending March 29, 2014.

During our most recent two fiscal years ended March 31, 2012 and March 30, 2013, neither we nor anyone acting on our behalf has consulted with E&Y on either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (b) any matter that was the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

In accordance with Instruction 2 to Item 304 of Regulation S-K, the Company furnished to PwC and E&Y a copy of the above disclosures prior to the time this Proxy Statement was filed with the SEC and each such accounting firm was given the opportunity to present its views in a brief statement to be included in this Proxy Statement in the event it believed such disclosures to be incorrect or incomplete. Neither presented such a statement.

For Fiscal 2012 and Fiscal 2013, the fees rendered by PwC were as follows (in thousands):

	Fiscal 2013	Fiscal 2012
Audit Fees	$2,224	$1,175
Audit-Related Fees	$170	$2,520
Tax Fees	$882	$2,224
All Other Fees	$178	$1,088

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Audit Fees

Audit fees for Fiscal 2012 and Fiscal 2013 consist of fees related to the annual audit of Michael Kors Holdings Limited and its wholly owned subsidiaries (including, in Fiscal 2013, internal control over financial reporting) as well as fees related to the review of quarterly financial statements and assistance with regulatory and statutory filings.

Audit-Related Fees

Audit-related fees for Fiscal 2012 consist of fees related to work performed in connection with our IPO and secondary offerings. Audit-related fees for Fiscal 2013 consist of fees related to work performed in connection with our secondary offerings.

Tax Fees

Tax fees for Fiscal 2012 and Fiscal 2013 are primarily for tax planning and consultation services related to international taxation and tax compliance.

Other Fees

Other fees for Fiscal 2012 consist of various consultation services related to financial operational and efficiency issues. Other fees for Fiscal 2013 consisted of consulting services related to an accounts receivable project.

Pre-Approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all services, audit and non-audit, to be provided to the Company by its independent registered public accounting firm. Under the policy, the Audit Committee is generally required to pre-approve the provision by the Company’s independent registered public accounting firm of specific audit, audit-related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence.

Prior to our IPO, we did not have an Audit Committee. Following the IPO, the Audit Committee approved the engagement of PwC with respect to the audit of the Company’s financial statements for Fiscal 2012 and ratified the tax services for which PwC was previously engaged in Fiscal 2012 and also approved the provision of additional tax, finance and other non-audit services in Fiscal 2012. All services provided by PwC as our independent registered public accounting firm for Fiscal 2013 have been pre-approved by the Audit Committee.

Representatives of E&Y (but not PwC) are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement and will be available to respond to appropriate shareholder questions.

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Vote Required and Board Recommendation

Approval of this proposal requires the affirmative vote of a simple majority of the votes of the shares entitled to vote that are present at the Annual Meeting and are voted, as well as the presence of a quorum representing a majority of all of our outstanding ordinary shares, either in person or by proxy. Ordinary shares that constitute broker non-votes are counted as shares entitled to vote on Proposal 2. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Our Board of Directors unanimously recommends a vote “FOR” the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 29, 2014.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains our compensation program as it pertains to our Honorary Chairman & Chief Creative Officer, our Chairman and Chief Executive Officer (CEO), our Chief Financial Officer (CFO) and our two other most highly compensated executive officers (referred to collectively as our “named executive officers”) in respect of Fiscal 2013 and includes a discussion of our compensation objectives and philosophy and the material elements of compensation earned by, awarded or paid to, our named executive officers in the year. This section also describes processes we use in reaching compensation decisions and is intended to amplify and provide context for understanding the amounts in the tabular disclosure that follows. For Fiscal 2013, our named executive officers were as follows:

Name	Position
Michael Kors	Honorary Chairman & Chief Creative Officer
John D. Idol	Chairman & Chief Executive Officer
Joseph B. Parsons	Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer
Lee S. Sporn	Senior Vice President of Business Affairs, General Counsel & Secretary
Britton Russell(1)	Senior Vice President, Global Operations

(1)	Mr. Russell’s employment with the Company commenced on September 17, 2012.

Fiscal 2013 Shareholder Advisory Vote to Approve Executive Compensation

At the time of our IPO and for the fiscal year ended March 31, 2012, we were a “foreign private issuer” within the meaning of Rule 3b-4 of the Exchange Act and we were not required to conduct an advisory vote on our executive compensation programs at our 2012 Annual Meeting of Shareholders. Accordingly, the 2013 Annual Meeting of Shareholders to which this Proxy Statement relates will include our first say on pay vote (and vote on the frequency of future say on pay votes). We recognize that the business and executive compensation environments continue to evolve, and we (along with our Compensation Committee) are committed to having compensation programs and practices that support our business objectives, promote good corporate governance and align executive pay with Company performance.

Executive Summary

Summary of our Performance and How It Impacted Compensation

Our Fiscal 2013 financial results were exceptional. We exceeded the financial targets we established at the beginning of the fiscal year and advanced our key growth strategies.

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Financial highlights for Fiscal 2013 were as follows:

	Fiscal 2013 ($ in millions except per share amount)	% Change From Fiscal Year 2012
Total revenue	$2.181.7	67.5%
Operating income	$ 630.0	154.4%
Net income	$ 397.6	169.8%
Diluted earnings per share	$ 1.97	153.4%

In addition, our ordinary shares began trading on the New York Stock Exchange on December 15, 2011 at a price of $20.00 per share. Since our IPO, our share price has nearly tripled, closing at $56.79 per share on March 28, 2013 (the last business day of Fiscal 2013).

This very strong financial performance was accompanied by significant progress across our key growth strategies, including:

•    Increased brand awareness – We were able to continue to increase brand awareness and customer loyalty in North America and internationally in a number of ways, including: by continuing to open new retail stores in preeminent high-visibility locations; maintaining our strong advertising position in global fashion publications, growing our online advertising exposure and internet presence and continuing to distribute our store catalog featuring our new collections; holding our semi-annual runway show that reinforces Mr. Kors’ designer status and high-fashion image, creates excitement for our brand and generates global multimedia press coverage; and leveraging Mr. Kors’ global prestige and popularity through a variety of press activities and personal appearances.

•    Expanded retail store base – As of March 30, 2013, we operated 304 retail stores globally, including concessions, compared to 237 as of March 31, 2012. We had an additional 96 retail stores, including concessions, operated through licensing partners. Including licensed locations, there were 400 Michael Kors stores worldwide at March 30, 2013 compared to 301 Michael Kors stores worldwide at March 31, 2012.

•    Expanded shop-in-shop footprint – In Fiscal 2013, we achieved a 57% year-over-year increase in our North American wholesale sales reflecting comparable store sales growth as well as the continued conversion to shop-in-shops in department stores.

•    Increased global comparable store sales – In Fiscal 2013, we reported a 40.1% year-over-year increase in global comparable store sales. Our initiatives to increase the size and frequency of purchases by our existing customers and to attract

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new customers included, among others, increasing the size of existing stores, creating compelling store environments and offering new products, including logo products, small leather goods, active footwear and fashion jewelry.

•    Growth of international retail and wholesale businesses – In Fiscal 2013, we continued our international expansion into select regions that present a compelling opportunity for future growth. As of March 30, 2013, we operated 73 retail stores, including concessions, internationally, and our products sold through approximately 1,034 full price department store and specialty store wholesale stores internationally compared to 46 international retail stores, including concessions, and 650 full price department store and specialty store wholesale stores internationally as of March 30, 2012.

We reflected our exceptional financial and business results for Fiscal 2013 in the compensation decisions and pay for our named executive officers as follows:

•	Fiscal 2013 Annual Bonuses: These performance-based compensation awards were paid out at the maximum level to our named executive officers; and
•

Equity Grants: New equity awards were approved for each named executive officer in fiscal 2014 as a reward for Fiscal 2013 performance. For further details, see “Elements of Executive Compensation—Performance-Based Compensation.”

Executive Compensation Philosophy and Practices

Our executive compensation program reflects our philosophy of compensating our executives, including our named executive officers, in ways that are designed to achieve the following primary goals of:

•	Aligning executives’ interests with those of our shareholders by making a meaningful portion of compensation tied to our financial performance and share price;

•

Balancing long and short-term focus so our executives are incentivized to drive our high growth business model but also motivated to think long-term, with a significant portion of compensation in the form of equity awards;

•	Attracting, retaining and motivating senior management;

•	Promoting collaborative leadership behavior to maximize the achievement of our financial and strategic goals and objectives;

•

Considering compensation levels of our selected competitor group, but encouraging executives to out-perform our peers by providing compensation above peer levels in the case of outstanding performance; and

•	Rewarding the unique performance, career histories, contributions, and skill sets of each of our named executive officers.

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Our primary business objective is to drive sustained increases in shareholder value through ongoing revenue and earnings growth. As such, our compensation structure is centered on a pay-for-performance philosophy, and this pay-for-performance focus is designed to align the interests of our executives and our shareholders, motivate our executives to achieve our targeted financial and other performance objectives, and reward them for their achievements when those objectives are met. With these principles in mind, we structure our compensation program as a competitive total pay package which we believe allows us to attract, retain and motivate executives with the skill and knowledge we require and ensure the stability of our management team which is vital to the success of our business. In setting our named executive officer compensation levels, we do not formally benchmark to any peers and we provide our executives with an opportunity to receive compensatory rewards in excess of the range of compensation paid by our peers where we exceed our performance objectives.

Our business strategy and our compensation programs have been designed with these objectives in mind. To help achieve these objectives, a significant portion of our executive officers’ compensation is at-risk and provided in the form of variable or performance-based compensation with significant upside potential for strong performance. We believe this is appropriate given our executive officers’ ability to influence our overall performance. Our team of named executive officers have been critical in driving our tremendous growth over the last few years, and as a result of this success, each of our named executive officers is highly marketable in the accessories, footwear and apparel industry.

We believe that Messrs. Kors and Idol together with our other named executive officers have built a highly successful global luxury lifestyle brand with a clear trajectory for future growth. Our compensation practices and philosophies are designed to reward these executives for their outstanding execution of our key growth strategies and our impressive financial results, and to incentivize each of them to continue to drive results and add value for our shareholders. See Proposal No. 3 (Say on Pay) for additional information.

Establishing and Evaluating Executive Compensation

Role of the Compensation Committee and our Chief Executive Officer

The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of Messrs. Kors and Idol, evaluating the performance of these executives in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving Messrs. Kors’ and Idol’s compensation levels based on this evaluation. With respect to the compensation of our other named executive officers, the Compensation Committee reviews such executive officers’ compensation levels and makes recommendations to

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the full Board for approval. Mr. Idol also makes recommendations to the Compensation Committee with respect to the compensation levels of the other named executive officers (other than Mr. Kors).

In connection with recommending and setting appropriate compensation levels for our named executive officers, our Compensation Committee bases its decisions on a number of factors, including performance evaluations of our named executive officers, the experience, potential and nature and scope of responsibility of each executive officer, the terms of executive officer employment agreements and offer letters, if applicable, and information provided to the Compensation Committee with respect to the compensation of our selected competitors (as discussed below), while also taking into account our performance, strategic goals and objectives and our articulated compensation strategy relative to that of our selected competitors.

The Compensation Committee is also responsible for reviewing and approving our compensation strategy to ensure that it continues to remain appropriate in light of our goals and objectives and to periodically evaluate the potential risk to us of our compensation policies and practices.

The Compensation Committee also reviews, evaluates and makes recommendations to the Board with respect to our incentive compensation plans and equity-based plans and is primarily responsible for setting performance targets under annual bonus and long-term incentive compensation plans and certifying the achievement level of any such performance targets. The Compensation Committee also regularly reviews share utilization levels by reviewing overhang levels and run rates to ensure the dilutive impact of equity compensation remains at appropriate levels.

Role of the Independent Compensation Consultant

In Fiscal 2013, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant. FWC provides us with market data on executive compensation levels and practices at our selected competitors and also advises the Compensation Committee on trends and best practices in the areas of executive compensation and governance, assists the Compensation Committee in its review and evaluation of our compensation policies and practices, reviews our compensation discussion and analysis, and also provides independent advice to our Compensation Committee on director compensation. FWC does not provide, and is prohibited from providing, other services to the Company or our management, except at the direction of the Compensation Committee. We do not have any other relationships with FWC and the Compensation Committee has determined that FWC is independent and has no conflicts of interest with us. The Compensation Committee has the sole authority to retain or terminate advisers to the Compensation Committee that assist in the evaluation of the compensation of our named executive officers and our directors.

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Market Data

Our Compensation Committee, on behalf of our Board, evaluates the pay of our executives with the goal of setting compensation at levels they believe are competitive with executives in other companies of similar size and stage of development operating in the retail accessories and apparel and other related industries and takes into account our performance relative to the performance of select competitors when determining appropriate compensation levels.

The Compensation Committee does not benchmark compensation for our executives based on compensation paid by our selected competitor group or companies in other industries and only reviews such market information to better assess the range of compensation needed to attract, retain and motivate executive talent in our highly competitive industry. In Fiscal 2013, the Compensation Committee, with the assistance of FWC, identified a group of competitor companies to be used to inform and guide compensation decisions. The Compensation Committee reviewed the compensation levels with respect to all direct pay elements, including salary, cash incentives and equity, at the following 15 companies with similar characteristics to us: namely, retail apparel and/or accessories companies, with a strong consumer brand, high profitability and accelerated growth, and comparable size (based on revenue, operating income and market capitalization):

Abercrombie & Fitch Co.	Deckers Outdoor Corporation	PVH Corp.

American Eagle Outfitters, Inc.	Fifth & Pacific Companies, Inc.	Ralph Lauren Corporation

ANN INC.	Fossil Group, Inc.	Tiffany & Co.

Burberry Group	Guess?, Inc.	Under Armour, Inc.

Coach, Inc.	lululemon athletic, inc.	VF Corporation

In addition to looking at compensation levels for the companies listed above as a group, the Compensation Committee, in consultation with FWC, also reviewed financial information and market compensation information for executives with comparable positions or status to our named executive officers at a more focused subset of the above selected competitor group consisting solely of global accessible luxury and lifestyle brand companies; namely, Abercrombie & Fitch Co., Burberry Group, Coach, Inc., Guess?, Inc., lululemon athletica and Ralph Lauren Corporation.

However, compensation levels at selected competitor companies is just one factor considered by the Compensation Committee and management in setting total executive compensation levels. We do not attempt to link any single element of compensation to specific peer company percentiles or ratios. The Compensation Committee believes that compensation of the named executive officers should reflect the overall financial performance of our Company and when our performance exceeds the overall financial performance of our selected competitors, executives

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should have the opportunity to be rewarded at compensation levels in excess of the compensation paid by our selected competitors.

Elements of Executive Compensation

The principal components of named executive officer compensation include both fixed and variable (performance-based) elements, with a significant emphasis placed on performance-based compensation. A competitive, fixed level of compensation is designed to attract and retain highly-talented and qualified executives. Performance-based compensation is designed to motivate and reward executives to achieve or exceed financial goals and align the interests of our executives with the interests of our shareholders. With respect to performance-based compensation, the amount of compensation that the executive ultimately earns or is paid varies based on our financial performance (e.g., revenue, operating income, net income, earnings per share, etc.) or our share price.

Fixed Compensation

Base Salary

Base salaries for our named executive officers are designed to provide a stable level of minimum compensation to our executives, commensurate with the executive’s role, experience and duties. Messrs. Kors’ and Idol’s base salaries are fixed pursuant to the terms of their respective employment agreements agreed to prior to our IPO. Except with respect to Messrs. Kors and Idol, the Compensation Committee, on an annual basis, reviews several factors, to determine whether any increase in base salary is warranted, including the performance of each other named executive officer, the efforts each has taken on behalf of the Company and expected future contribution, the individual’s experience, responsibilities and performance, our expected financial performance and salaries of similarly situated executives of our selected competitors.

None of our named executive officers received any increase in base salary in Fiscal 2013. For Fiscal 2013, the base salaries of our named executive officers were as follows:

Named Executive Officer	Fiscal 2013 Base Salary
Michael Kors	$2,500,000
John D. Idol	$2,500,000
Joseph B. Parsons	$500,000
Lee S. Sporn	$400,000
Britton Russell	$350,000

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Performance-Based Compensation

Annual Cash Bonuses

Bonus Program

The second component of executive officer compensation is annual cash incentive bonuses based on Company performance. Tying a portion of total compensation to annual Company performance permits us to adjust the performance measures each year to reflect changing objectives and those that may be of special importance for a particular year. Through this program, we seek to provide an appropriate amount of short-term cash compensation that is at-risk and tied to the achievement of certain short-term performance goals.

The Michael Kors (USA), Inc. Executive Bonus Program (the “Bonus Plan”) is designed to encourage eligible employees, including Messrs. Parsons, Sporn and Russell, to achieve or exceed our pre-established annual financial performance goals. Pursuant to the Bonus Plan, these named executive officers and certain other eligible employees may be awarded an annual cash bonus based on the attainment of divisional and corporate performance goals for each fiscal year. Prior to the beginning of each fiscal year, we engage in a thorough process to establish the specific performance measures and targets which are then presented to our Board for approval. Actual bonuses for all participants in the Bonus Plan are based 30% on overall corporate performance and 70% on divisional performance. The Compensation Committee has the authority to make adjustments to the financial performance goals to omit, among other things, the effect of unbudgeted extraordinary items (including increased expenditures resulting from unanticipated strategic events or due to revenues in excess of budget), unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Because we believe that the performance of each participant in the Bonus Plan is represented by our results, individual performance is not a factor considered by the Compensation Committee in determining actual bonuses.

Bonus targets for each participant are a fixed percentage of the participant’s base salary based upon the participant’s position. Bonus targets range from 5% to 50% of base salary, and maximum bonus opportunities range from 10% to 100% of base salary. Each of Messrs. Parsons’ and Sporn’s bonus target, stretch and maximum bonus opportunity, as set forth in their respective employment agreements, is 50%, 75% and 100% of base salary, respectively. Mr. Russell’s bonus target, stretch and maximum bonus opportunity, as set forth in his offer letter, is 25%, 37.5% and 50% of base salary, respectively, except that for Fiscal 2013 Mr. Russell was entitled to the maximum bonus opportunity of $175,000 (pro-rated based upon his start date with the Company). After our audited financial statements for the fiscal year are completed, the Compensation Committee determines the extent to which our pre-established performance targets have been achieved (reflecting any adjustments approved by the

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Compensation Committee in accordance with the terms of the Bonus Plan) and, based upon such achievement, recommends that the Board approve an annual cash incentive bonus pool and the amounts payable to the named executive officers participating in the Bonus Plan. Based upon such recommendation, the Board then approves the total bonus pool and the amounts payable to the named executive officers participating in the Bonus Plan.

Messrs. Kors and Idol do not participate in the Bonus Plan and instead they are each entitled pursuant to the terms of their respective employment agreements to receive an annual bonus in an amount equal to 2.5% of our EBITDA for the relevant fiscal year with a maximum bonus opportunity of $5.0 million. Such bonus, if any, is payable within 30 days of the determination of our EBITDA and at the same time annual cash bonus payments are paid to eligible employees under the Bonus Plan. Messrs. Kors and Idol have been paid their maximum $5.0 million bonuses in recent years because of our strong EBITDA levels.

Fiscal 2013 Annual Bonus Targets and Payout

The corporate performance metric for bonuses for Fiscal 2013 (as determined by the Board) was pre-tax income. In Fiscal 2013, the target pre-tax income for payment of awards was approximately $281.8 million. At the time the performance targets were set (which was prior to the completion of fiscal 2012 and therefore prior to the beginning of Fiscal 2013), the Company believed that the specific corporate and divisional performance targets for Fiscal 2013 were appropriate and would require significant additional effort by the Company and management (including the named executive officers) in order to be achieved. Actual pre-tax income for Fiscal 2013 was approximately $627.1 million, which was far in excess of the performance target, and indicative of the higher than anticipated growth of the Company in Fiscal 2013. The Company incurred increased expenditures in connection with the growth of the Company, and, as permitted by the Bonus Plan, the Compensation Committee made appropriate adjustments to the performance targets on an economic equivalent basis without enlargement or dilution of the rights of the Bonus Plan participants. In May 2013, after taking into account the strong performance of the Company in Fiscal 2013 and all relevant Bonus Plan adjustments, the Compensation Committee determined that the financial performance goals established under the Bonus Plan had been achieved for Fiscal 2013 at the maximum level for the named executive officers that participated in the Bonus Plan. In addition, the Compensation Committee determined that each of Messrs. Kors and Idol were entitled to the maximum bonus opportunity set forth in their respective employment agreements because EBITDA exceeded $200 million for Fiscal 2013. The Compensation Committee believes that the actual degree of achievement, which far exceeded target and our prior fiscal year results, represents outstanding performance and the payment of bonuses to our named executive officers at maximum level is consistent with such performance.

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The table below sets forth the target bonus, stretch bonus, and maximum bonus opportunity, and the actual Fiscal 2013 bonus paid for each of our named executive officers:

Named Executive Officer	Target Bonus	Stretch Bonus	Maximum Bonus	Actual Fiscal 2013 Bonus
Michael Kors(1)	—	—	$5,000,000	$5,000,000
John D. Idol(1)	—	—	$5,000,000	$5,000,000
Joseph B. Parsons	$250,000	$375,000	$500,000	$500,000
Lee S. Sporn	$200,000	$300,000	$400,000	$400,000
Britton Russell	—	—	$94,792	$94,792	(2)

(1)

Pursuant to the terms of their respective employment agreements, Messrs. Kors and Idol are entitled to an annual bonus equal to 2.5% of our EBITDA for Fiscal 2013 with a maximum bonus opportunity of $5.0 million.

(2)	Pursuant to the terms of his offer letter, Mr. Russell was entitled to receive the maximum bonus for Fiscal 2013 of $175,000 pro-rated based on his start date of September 17, 2012.

Long-Term Equity-Based Compensation

We believe that equity awards are an important component of our executive compensation program. Equity compensation aligns the interests of our executives with the interests of our shareholders, rewards our executives to the extent our share price increases, balances our short-term cash components of compensation, fosters a long-term commitment to us and aids in the retention of senior management in an industry in which the market for talent is highly competitive. Prior to the IPO, executives and other eligible employees were awarded share options pursuant to the Amended and Restated Michael Kors (USA), Inc. Stock Option Plan (the “Option Plan”). In connection with the IPO, the Compensation Committee adopted the Michael Kors Holdings Limited Omnibus Incentive Plan (the “Incentive Plan”) pursuant to which we are permitted to grant awards of non-qualified options, incentive (qualified) share options, share appreciation rights, restricted shares, restricted share units, other share-based awards, performance compensation awards (including cash bonus awards), other cash-based awards or any combination of the foregoing.

Equity grants typically occur annually as one of the major elements of compensation of our management team with exceptions for promotions or new hires. We did not grant any equity awards to our named executive officers in Fiscal 2013 (other than in connection with the hiring of Mr. Russell) because our named executive officers received grants of share options and restricted shares at the time of the IPO which was designed as a multi-year grant. However, in light of our exceptional financial performance in Fiscal 2013, the Compensation Committee approved an equity grant to our named executive officers in fiscal 2014, to reward them for such outstanding

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achievements and to provide an additional incentive for sustained long-term growth. The awards approved for our named executive officers were as follows:

Named Executive Officer	Share Options	Restricted Shares	Performance- Based Restricted Share Units(1)	Total Value of Fiscal 2014 Equity Grant
Michael Kors	84,219	33,740	28,920	$6,000,000
John D. Idol	84,219	33,740	29,920	$6,000,000
Joseph B. Parsons	25,266	10,122	8,676	$1,800,000
Lee S. Sporn	14,036	5,623	4,820	$1,000,000
Britton Russell	4,211	1,687	1,446	$300,000

(1)	See discussion of performance-based restricted share units under “—Equity Awards (Post-IPO)” and “Looking Ahead to Fiscal 2014—Performance-Based Restricted Share Units” below.

Generally, in future years, each named executive officer will be considered for an annual equity grant based on a number of factors, including, their position, role, duties, experience, prior performance, expected future contribution and compensation levels. See “Looking Ahead to Fiscal 2014 Compensation” for a discussion of a new performance-based restricted share unit award that has been approved by our Board.

Historical Share Options (Pre-IPO)

Prior to the IPO, we granted share options to purchase ordinary shares to our executive officers and other eligible employees pursuant to the terms of the Option Plan. All of the share options granted under the Option Plan are ten-year share options and vest in full at the end of the ten-year term if our shareholder net equity has increased by at least 20% per annum during such ten-year period. However, a portion of each share option is eligible to vest on an accelerated basis over the course of five years with 20% vesting each year if the pre-established annual performance goal for the year has been met, in each case, subject to the grantee’s continued employment through the vesting date. The annual performance goals are tied to annual divisional pre-tax profit as determined by the Board.

Equity Awards (Post-IPO)

Following our IPO, all equity awards issued to our executive officers and other eligible employees have been and will be made pursuant to the terms of the Incentive Plan. Awards granted under the Incentive Plan are subject to the terms and conditions established by the Compensation Committee in the applicable award agreement and need not be the same for each participant. To date, all share options granted under the Incentive Plan have a term of seven-years. Unless otherwise provided in an award agreement, any share option granted under the Incentive Plan becomes vested and exercisable with respect to 25% of the ordinary shares subject to the option on

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each of the first four anniversaries of the date the option is granted so long as the participant continues to be employed by or provides services to us on the relevant vesting date.

In connection with the IPO, we also granted restricted share awards to our executive officers and other eligible employees pursuant to the terms of the Incentive Plan. Restricted shares are ordinary shares that generally are non-transferable and are subject to other restrictions determined by the Compensation Committee for a specified period. Unless otherwise provided in an award agreement, a participant who receives a restricted share award has all rights of a shareholder, including voting rights and the right to receive distributions, subject to restrictions and risks of forfeiture set forth in the award agreement. Unless otherwise provided in an award agreement, 25% of each restricted share granted under the Incentive Plan vests on each of the first four anniversaries of the date the restricted share was granted so long as the participant continues to be employed by or provides services to us on the relevant vesting date.

Beginning in fiscal 2014, a portion of the annual equity grant to our named executive officers will be comprised of performance-based restricted share units (referred to as “PRSUs”). The PRSUs will vest only upon achievement of a pre-established cumulative net earnings goal for a period of three years, subject to the individual’s continued employment through the end of the applicable three-year period. The number of ordinary shares earned with respect to such PRSUs will range from 0-150% of the shares originally subject to the award, depending on actual achievement. See “Looking Ahead to Fiscal 2014.”

Employee Benefits and Executive Perquisites

We provide our named executive officers with other compensation and benefits that we believe are reasonable, competitive and consistent with our overall executive compensation philosophy and objectives. Our named executive officers generally participate in the same benefit plans that eligible full-time employees in the United States participate in such as medical, dental and vision plans, life insurance, short and long-term disability coverage and matching contributions to a 401(k) plan and are eligible for paid vacation and a merchandise discount on our products. Mr. Russell is also eligible for reimbursement of up to $25,000 of relocation expenses in connection with his employment by the Company.

We also provide certain limited additional perquisites to Messrs. Kors and Idol pursuant to the terms of their respective employment agreements. The costs of these benefits constitute only a small percentage of each of Messrs. Kors’ and Idol’s total compensation. We believe that these benefits generally allow Messrs. Kors and Idol to work more efficiently and facilitate the performance of their duties. We pay premiums of almost $25,000 annually on the approximately $1,100,000 whole life insurance policy and $500,000 term life insurance policy currently in place on the life

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of Mr. Kors, both of which policies are owned by Mr. Kors. In addition, we pay $50,000 in premiums annually for the $5,000,000 whole life insurance policy presently maintained by Mr. Idol. Mr. Kors is also entitled to reimbursement of reasonable out-of-pocket professional costs incurred for the preparation of his U.S. tax returns and for membership in a health club. We also provide the use of an automobile and a driver to Messrs. Kors and Idol. These payments are not grossed up for taxes.

See “All Other Compensation” in the Summary Compensation Table and related footnotes for a discussion of all perquisites and other personal benefits provided to our named executive officers.

Severance Protection and Change of Control Benefits

We have employment agreements with each of our named executive officers (other than Mr. Russell whose employment is at-will) which specify the terms of employment including certain compensation levels and certain severance benefits. The terms of the employment agreements were agreed to prior to our IPO and these employment agreements were designed to attract and retain the services of these particular executives and to assure us of the executive’s continued employment. We believe the severance benefits provided, which are the result of negotiations between the parties, are commercially reasonable and typical of the rights afforded to similarly situated executives in other companies of similar size and stage of development operating in the retail accessories and apparel industry.

In addition, all of the equity awards granted to our named executive officers pursuant to our Incentive Plan will be subject to accelerated vesting upon certain terminations of employment occurring within 24 months following a change in control.

For a description of the severance protection contained in the named executive officers’ employment agreements and the estimated amounts payable to our named executive officers in the event of termination or a change in control, including details regarding the effect of termination and change in control on outstanding equity awards, see “Executive Compensation—Potential Payments upon Termination of Employment or Change in Control—Treatment of Long-Term Incentives Upon Termination or Change in Control.”

Other Compensation Program Features

Clawback Policy and Recovery of Awards

Our equity-based awards provide that all vested equity-based awards will be forfeited by our equity plan participants automatically upon a breach by them of any of the post-employment covenants such as any non-competition, employee or customer non-solicitation or non-disclosure obligations to which they are subject. The equity plan participant would be required to forfeit or repay any compensation previously received on exercise or settlement of the award in connection with any such breach.

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We view this recovery of awards feature as a necessary element of our equity-based program as it deters competitive activities that would likely cause significant harm to our business. In addition, if the equity plan participant receives an amount in excess of what should have been received under the terms of the award due to material noncompliance by the Company with any financial reporting requirement under the U.S. securities laws, any mistake in calculations or other administrative error, then the award will be cancelled and the individual must promptly repay any excess value to the Company.

In May 2013, the Compensation Committee approved a bonus clawback policy which applies to incentive annual cash bonus compensation earned by certain covered employees (including our named executive officers) after March 30, 2013 (i.e. beginning with fiscal 2014 cash bonus payments). Under our bonus clawback policy, we may recover all or part of any incentive annual cash bonus compensation awarded or paid to these employees in the event that we determine that our financial results must be restated to correct an accounting error due to material noncompliance with any financial reporting requirements under the U.S. securities laws within three years from the first issuance of such financial results.

Certain Tax Matters

Our Compensation Committee’s general policy is that compensation should qualify as tax deductible to the Company for federal income tax purposes whenever possible, to the extent consistent with our overall compensation goals. Under Section 162(m) of the U.S. tax code, compensation paid to certain of our named executive officers (other than our chief financial officer) in excess of $1 million per year is generally not deductible unless the compensation is “performance-based” as described in the regulations under Section 162(m). As a newly public company, we are permitted a transition period before the provisions of Section 162(m) become applicable to us (this transition period could last until the first meeting at which directors are elected in 2015), although in general we have structured our compensation programs in a manner intended to comply with Section 162(m). Of course, we believe it important that our Compensation Committee retain flexibility and authority to adjust compensation as needed to address particular circumstances, or unexpected, unusual or non-recurring events, or to attract and retain key executive talent, even if this results in the payment of non-deductible compensation. Accordingly, our Compensation Committee may make payments that are not fully deductible if, in its judgment, such payments are necessary to achieve our compensation objectives and in the best interests of the Company and its shareholders. The fixed annual base salary of $2.5 million payable to each of Messrs. Kors and Idol under their respective employment agreements would not be fully deductible once Section 162(m) becomes applicable to us.

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Accounting Matters

Each element of the compensation paid to our executives is expensed in our financial statements as required by U.S. generally accepted accounting principles. The financial statement impact of various compensation awards is an important factor that the Compensation Committee considers in determining the amount, form, and design of each pay component for our executives.

Looking Ahead to Fiscal 2014

Performance-Based Restricted Share Units

As discussed above, our compensation program is designed to drive and reward long-term, sustained performance. The ultimate value of the long-term equity incentives granted to our executives depends on our financial performance, the successful execution of our key growth initiatives and the trading price of our ordinary shares. Consistent with such pay for performance structure, in May 2013 our Compensation Committee approved a new form of performance compensation into our equity program.

With respect to our fiscal 2014 annual equity issuance, a portion of the annual grant to our named executive officers is comprised of performance-based restricted share units (or PRSUs). The PRSUs will vest only upon achievement of a pre-established cumulative net earnings goal for a period of three years, subject to the individual’s continued employment through the end of the applicable three-year period. The PRSUs granted in June 2013 will cliff vest in June 2016, subject to the satisfaction of the pre-established cumulative net earnings for fiscal years 2014-2016 and continued employment through the end of such performance period.

The number of ordinary shares earned with respect to such PRSUs will range from 0-150% of the shares originally subject to the award, depending on actual achievement. We believe that using PRSUs will reinforce our pay for performance structure and further align the interests of our executives with our shareholders towards our long-term growth plan while simultaneously aiding in the retention of our key executives in a highly competitive market for talent.

Salary Increases

Effective June 1, 2013, the Board (upon recommendation of the Compensation Committee) approved an increase in the annual base salary payable to each of Messrs. Parsons and Sporn from $500,000 and $400,000, respectively, to $600,000 and $500,000, respectively. This increase was based on the nature and scope of significant responsibility that each of these executive officers undertakes on behalf of the Company, the past performance and expected future contribution of these executive officers and an analysis by the Compensation Committee (in consultation with FWC) of the base salary payable to comparable senior executives at our

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selected competitors. These salary increases are aligned with our compensation philosophy which includes retaining, motivating and rewarding our highly-talented and marketable executives.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our reviews and discussion with management, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2013 Annual Meeting of Shareholders and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 30, 2013.

COMPENSATION COMMITTEE

Stephen F. Reitman (Chair) M. William Benedetto Judy Gibbons

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by, or awarded or paid to, each of our named executive officers for our last completed fiscal year (Fiscal 2013) and the immediately preceding fiscal year during which we were at any time a reporting company pursuant to Section 13(a) or 15(d) of the Exchange Act:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Share Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael Kors	2013	2,500,000	—	—	—	5,000,000	114,589	7,614,589
Honorary Chairman, Chief Creative Officer and Director	2012	2,500,000	—	3,333,340	3,333,569	5,000,000	103,015	14,269,923

John D. Idol	2013	2,500,000	—	—	—	5,000,000	64,145	7,564,145
Chairman, Chief Executive Officer and Director	2012	2,500,000	—	3,333,340	3,333,569	5,000,000	68,547	14,235,455

Joseph B. Parsons	2013	500,000	250,000(4)	—	—	500,000	7,350	1,257,350
Executive Vice President, Chief Financial Officer, Chief Operating Officer and Director	2012	433,333	250,000(4)	777,780	777,830	433,333	7,350	2,679,626

Lee S. Sporn	2013	400,000	125,000(4)	—	—	400,000	7,350	932,350
Senior Vice President of Business Affairs, General Counsel and Secretary	2012	400,000	125,000(4)	472,220	472,259	400,000	7,350	1,876,829

Britton Russell	2013	189,583	94,792(6)	150,000	150,000	—	1,313	585,688
Senior Vice President, Global Operations (5)

(1)

The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the assumptions set forth in Note 12 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2013.

(2)

The amounts reported in this column for Messrs. Kors and Idol were earned pursuant to their respective employment agreements. The amounts reported in this column for Messrs. Parsons and Sporn were earned under our Bonus Plan for the applicable fiscal year. For a more detailed discussion of our cash incentive programs, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance Based Compensation—Annual Cash Bonuses.”

(3)	For each of our named executive officers, “All Other Compensation” consists of the payments for Fiscal 2013 that are shown in the table below.
(4)

Reflects a discretionary bonus payable to Messrs. Parsons and Sporn. This bonus payment was paid in fiscal 2011, 2012 and 2013 as part of an award granted in fiscal 2010 that consisted of share options and cash payable over three years.

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(5)	Mr. Russell joined the Company in September 2012.
(6)

Pursuant to Mr. Russell’s offer letter, he was entitled to a bonus for Fiscal 2013 equal to 50% of his base salary, pro-rated to reflect his commencement of employment with the Company on September 17, 2012.

All Other Compensation

Perquisite	Mr. Kors ($)	Mr. Idol ($)	Mr. Parsons ($)	Mr. Sporn ($)	Mr. Russell ($)

Transportation Benefit(1)
2012	74,164	11,197	—	—	—
2013	85,496	6,795	—	—	—

401(k) Company Match
2012	7,350	7,350	7,350	7,350	—
2013	7,350	7,350	7,350	7,350	1,313

Company Paid Life Insurance Premiums
2012	21,501	50,000	—	—	—
2013	21,743	50,000	—	—	—

Other	—	—	—	—	—

(1)	Represents the value of an automobile and driver provided on behalf of the Company to the named executive officer.

Fiscal 2013 Total Compensation

The SEC’s calculation of total compensation, as shown in the Summary Compensation Table set forth below, excludes equity awards granted to our named executive officers in fiscal 2014 for performance in Fiscal 2013. See “Elements of Executive Compensation—Performance-Based Compensation—Long-Term Equity-Based Compensation.” To supplement the SEC-required disclosure we have included an additional table below, which shows each named executive officer’s total compensation in Fiscal 2013 after giving effect to these equity grants:

Name and Principal Position	Fiscal 2013 Total Compensation(1)
Michael Kors Honorary Chairman and Chief Creative Officer	$13,614,589

John D. Idol Chairman and Chief Executive Officer	$13,564,145

Joseph B. Parsons Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer	$3,057,350

Lee S. Sporn Senior Vice President of Business Affairs, General Counsel and Secretary	$1,932,350

Britton Russell Senior Vice President, Global Operations	$885,688

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(1)

Amounts reported as total compensation in this column differ substantially from the amounts determined under SEC rules and reported as total compensation in the Summary Compensation Table for Fiscal 2013. This amount is not a substitute for total compensation. For each named executive officer this column reflects the amount reported in the total compensation column of the Summary Compensation Table for Fiscal 2013 for such executive officer plus the value of the long-term equity awards granted to the named executive officer in fiscal 2014 as reported in the table under “Elements of Executive Compensation—Performance-Based Compensation—Long-Term Equity-Based Compensation.” For more information on total compensation as calculated under SEC rules, see the narrative disclosure and footnotes accompanying the Summary Compensation Table included in this Proxy Statement.

Fiscal 2013 Grants of Plan-Based Awards

The following table sets forth information on potential payment opportunities in respect of Fiscal 2013 performance under our annual cash incentive programs and equity awards granted during Fiscal 2013 under our Incentive Plan:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stocks or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Share and Option Awards ($)(3)

Michael Kors	Annual Cash Incentive Plan	—	—	—	5,000,000	—	—	—	—

John D. Idol	Annual Cash Incentive Plan	—	—	—	5,000,000	—	—	—	—

Joseph B. Parsons	Annual Cash Incentive Plan		250,000	375,000	500,000	—	—	—	—

Lee S. Sporn	Annual Cash Incentive Plan	—	200,000	300,000	400,000	—	—	—	—

Britton Russell(4)	Share Option	10/01/2012	—	—	—	—	6,726	52.90	$150,000

	Restricted Shares	10/01/2012	—	—	—	2,836	—	—	$150,000

	Annual Cash Incentive Plan	—	—	—	94,792	—	—	—	—

(1)

Pursuant to their employment agreements, Messrs. Kors and Idol are entitled to an annual bonus equal to 2.5% of our EBITDA for the relevant fiscal year with a maximum bonus opportunity of $5.0 million. For Messrs. Parsons and Sporn, these columns reflect potential cash bonus amounts for Fiscal 2013, under the Bonus Plan, if performance metrics were attained at varying levels. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance-Based Compensation—Annual Cash Bonuses” for more information regarding bonus incentive awards. Amounts actually earned for Fiscal 2013 are set forth in the Summary Compensation Table above.

(2)

The share-based awards reflected in this column were granted pursuant to the Incentive Plan and will vest in 25% installments on the four anniversary dates following the grant date, subject to continued employment.

(3)

The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the assumptions set forth in Note 12 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2013.

(4)

For Fiscal 2013, Mr. Russell was entitled to a bonus amount representing 50% of his base salary, pro-rated to reflect his commencement of employment in September 2012. For Fiscal 2014 and thereafter, he will participate in the Bonus Plan.

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Employment Agreements with our Named Executive Officers

In May 2013, we entered into amended and restated employment agreements with Messrs. Kors, Idol, Parsons and Sporn. These agreements were amended and restated for administrative convenience in order to consolidate the existing agreements and their several amendments and not for the purpose of increasing compensation.

Michael Kors

We entered into an Amended and Restated Employment Agreement with Mr. Michael Kors, our Honorary Chairman and Chief Creative Officer on May 23, 2013. Pursuant to the terms of his employment agreement, Mr. Kors is entitled to continuous employment with the Company through the date of his death or permanent disability at an annual salary of $2.5 million and an annual cash bonus equal to 2.5% of our EBITDA for the relevant fiscal year with a maximum bonus opportunity of $5.0 million. We may pay, but are not required to pay, to Mr. Kors additional compensation in the form of bonuses, fringe benefits or otherwise in such amounts and at such times as the Compensation Committee shall from time to time determine in its sole and absolute discretion. We also provide Mr. Kors with an automobile and driver for transportation for business purposes as provided for in his employment agreement.

Mr. Idol

We entered into an Amended and Restated Employment Agreement with Mr. John D. Idol, our Chairman and Chief Executive Officer, on May 23, 2013. The term of Mr. Idol’s employment agreement extends through March 31, 2015 and will be automatically renewed for additional one-year terms, unless either party gives advance written notice of non-renewal. Pursuant to his employment agreement, Mr. Idol receives an annual base salary of $2.5 million and an annual cash bonus equal to 2.5% of our EBITDA for the relevant fiscal year with a maximum bonus opportunity of $5.0 million. Mr. Idol is entitled to participate in all Company employee benefit plans, including, without limitation, health and 401(k) plans and we pay the premiums, up to a maximum of $50,000 per annum, for his $5.0 million whole life insurance policy. We also provide Mr. Idol with an automobile and driver for transportation for business purposes as provided for in his employment agreement.

Mr. Parsons

We entered into an Amended and Restated Employment Agreement with Mr. Joseph B. Parsons, our Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer on May 23, 2013. The term of Mr. Parsons’ employment agreement extends through March 31, 2015 and will be automatically renewed for additional one-year terms, unless either party gives advance written notice of non-renewal. Pursuant to his employment agreement, Mr. Parsons receives

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an annual base salary of $500,000, with an increase to $600,000 effective as of June 1, 2013. Mr. Parsons is eligible to receive an annual bonus (in accordance with the terms of our Bonus Plan with incentive levels set at 50% target – 75% stretch – 100% max) and to participate in our other benefit plans and programs, including, without limitation, health and 401(k) plans and equity-based compensation plans.

Mr. Sporn

We entered into an Amended and Restated Employment Agreement with Mr. Lee S. Sporn, our Senior Vice President of Business Affairs, General Counsel and Secretary on May 23, 2013. The term of Mr. Sporn’s employment agreement extends through March 31, 2015 and will be automatically renewed for additional one-year terms, unless either party gives advance written notice of non-renewal. Pursuant to his employment agreement, Mr. Sporn receives an annual base salary of $400,000, with an increase to $500,000 effective as of June 1, 2013. Mr. Sporn is also eligible to receive an annual bonus (in accordance with the terms of our Bonus Plan with incentive levels set at 50% target – 75% stretch – 100% max) and to participate in our other benefit plans and programs, including, without limitation, health and 401(k) plans and equity-based compensation plans.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table sets forth unexercised and unvested share options and restricted share awards that were outstanding as of the end of Fiscal 2013 for each named executive officer:

	Option Awards (1)					Share Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares Not Yet Vested	Market Value of Shares or Units of Shares that Have Not Vested ($)(5)
Michael Kors	96,900	290,697(2)	—	20.00	12/14/2018	—	—
	—	—	—	—	—	125,000(2)	7,098,750
John D. Idol	—	—	491,426(4)	2.6316	02/18/2020	—	—
	—	—	456,000(4)	5.00	03/25/2021	—
	96,900	290,697(2)	—	20.00	12/14/2018	125,000(2)	7,098,750
Joseph B. Parsons	—	—	456,000(4)	5.00	03/25/2021	—	—
	—	67,829(2)	—	20.00	12/14/2018	—	—
	—	—	—	—	—	29,166(2)	1,656,337
Lee S. Sporn	—	—	228,000(4)	5.00	03/25/2021	—	—
	—	41,182(2)	—	20.00	12/14/2018	—	—
	—	—	—	—	—	17,708(2)	1,005,637
Britton Russell	—	6,726(3)	—	52.90	10/01/2019	—	—
	—	—	—	—	—	2,836(3)	161,056

(1)

The share options with an exercise price of $2.6316 and $5.00 were granted pursuant to the Option Plan. The share options with an exercise price of $20.00 and $52.90 were granted pursuant to the Incentive Plan.

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(2)

The remaining unvested portion of the share options and restricted shares are scheduled to vest in three equal installments on December 14, 2013, December 14, 2014, and December 14, 2015, subject to continued employment through the vesting date.

(3)

Mr. Russell’s unvested share options and the restricted shares vest in four equal installments on October 1, 2013, October 1, 2014, October 1, 2015 and October 1, 2016, subject to continued employment through the vesting date.

(4)

The share options vest in full on the option expiration date, if our shareholder net equity has increased by at least 20% per annum during the ten-year period following the date of grant. However, the share options are eligible to vest on an accelerated basis over five years following the date of grant, 20% each year, if pre-established annual performance goals for the applicable year have been met, in each case, subject to continued employment through the vesting date. The pre-established annual performance goals for Fiscal 2013 were met and 20% of these share options vested in May 2013.

(5)

The aggregate market value of unvested shares is based on $56.79, which is the closing price of the Company’s ordinary shares on the New York Stock Exchange on March 28, 2013 (the last trading day of Fiscal 2013).

Option Exercises and Shares Vested During Fiscal 2013

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(1)
Michael Kors	—	—	41,667	2,078,337
John D. Idol	779,311	37,401,549	41,667	2,078,337
Joseph B. Parsons	1,055,841	52,950,491	9,723	484,983
Lee S. Sporn	522,048	25,019,644	5,903	294,442
Britton Russell	—	—	—	—

(1)	The value realized on vesting of share awards is based on $49.88, which is the closing price of the Company’s ordinary shares on the New York Stock Exchange on December 14, 2012 (the vesting date).

Potential Payments Upon Termination of Employment or Change in Control

The following summaries and tables describe and quantify the potential payments and benefits that would be payable to our named executive officers in connection with termination of employment and/or change in control. In determining amounts payable, we have assumed in all cases that the termination of employment and/or change in control occurred on March 30, 2013. The amounts that would actually be paid to our executive officers upon a termination of employment will depend on the circumstances and timing of termination or change in control.

Severance Benefits

Michael Kors

Mr. Kors’ employment agreement continues until it is terminated in accordance with its terms.

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Mr. Kors may not be terminated by us other than for “cause” and any termination by us other than for cause will not result in any severance benefits payable to him but could result in a claim by him for breach of contract. If Mr. Kors terminates his employment without our consent (and other than due to death or permanent disability or due to our breach of his employment agreement), he has agreed for the remainder of his lifetime to be an independent and exclusive design consultant for us for an annual fee of $1.0 million and not to compete with us. In the event that Mr. Kors dies or becomes permanently disabled, Mr. Kors or his estate (as applicable) is entitled to a pro rata portion of his bonus that would have payable to Mr. Kors in respect of such fiscal year. Assuming a termination due to death or disability on March 30, 2013, Mr. Kors would have received his maximum bonus opportunity ($5,000,000) for Fiscal 2013.

As described in more detail below, notwithstanding the fact that we do not have a right to terminate Mr. Kors’ employment pursuant to his employment agreement other than for cause, the share options and restricted shares granted to Mr. Kors pursuant to the Incentive Plan will become 100% vested in connection with any termination by us without “cause” or by the executive for “good reason” (each as defined in Incentive Plan) that occurs within 24 months following a “change in control,” and assuming such termination were to have occurred on March 30, 2013, the value of the accelerated vesting of his unvested options shares and restricted shares, would have been $10,694,743 and $7,098,750, respectively.

If Mr. Kors’ employment is terminated for cause, we have the option to purchase for book value all of the ordinary shares and/or other equity interests of the Company held by Mr. Kors. Cause is defined in his employment agreement as Mr. Kors’:

•	material breach of any material provision of his employment agreement that is not cured within 30 days of receiving notice of such breach;
•	conviction for fraud or criminal conduct adversely affecting the Company; or
•	commission of any willful, reckless or grossly negligent act which has a material adverse effect on the Company or its products, trademarks or goodwill or reputation.

Mr. Kors is obligated to maintain the confidentiality of our proprietary information and has agreed that all trademarks, designs, copyrights and other intellectual property created by or at his direction in the course of his employment are the property of, and are exclusively owned by, us. His employment agreement further provides that he will have creative and aesthetic control over the products produced and sold under the MICHAEL KORS trademarks and related marks, including exclusive control of the design of such products (so long as the exercise of such control is commercially reasonable). Without our prior written consent, Mr. Kors is prohibited from rendering services to or for any other persons (whether or not for compensation) or to engage in any activity that competes with our business (except for charitable activities not inconsistent with the intent of his employment agreement and literary, theatrical and

56 | MICHAEL KORS	2013 Proxy Statement

artistic activities that we determine would not be detrimental to our trademarks). We have agreed that we will not enter into any new line of business without Mr. Kors’ consent, if he reasonably determines that such line of business is detrimental to our trademarks.

John D. Idol

Mr. Idol’s employment agreement continues until it is terminated in accordance with its terms. Mr. Idol’s employment with the Company will terminate upon a change of control (defined as the purchase or acquisition by any person, entity or group of affiliated persons or entities of more than 50% of the combined voting power of the outstanding shares of Michael Kors Holdings Limited (“MKHL”) or all or substantially all of MKHL’s assets).

If Mr. Idol’s employment is terminated by us without “cause” or by him for “good reason,” he will be entitled to receive severance pay equal to two times the sum of his then current base salary and the annual bonus paid or payable to him with respect to the Company’s last full fiscal year, payable in a single lump sum within 30 days following the date of termination and payment of any accrued benefits including earned but unpaid base salary and reimbursement of any reimbursable expenses incurred prior to the termination date.

Good reason is defined in Mr. Idol’s employment agreement as:

•	the assignment duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of his title or position;
•	the Company fails to perform substantially any material term of the employment agreement and such failure, if curable, is not cured within 60 days after the Company receives notice of the breach;
•	Mr. Idol’s office is relocated more than 50 miles from his then-current office;
•	the employment agreement is not assumed by any successor-entity to the Company;
•	Mr. Idol’s duties or responsibilities are significantly reduced (and such reduction is not initiated or recommended by Mr. Idol);
•	Mr. Idol is involuntarily removed from the Board (other than in connection with a termination for cause, voluntary termination without good reason, death or total disability); or
•

subject to the terms of the employment agreement, the Board is managing the day-to-day operations of the Company and, after receipt of written notice from Mr. Idol and sufficient time to cease such involvement, the Board continues to do so.

Cause is defined in Mr. Idol’s employment agreement as Mr. Idol’s:

•	gross negligence, willful misconduct or dishonesty in performing his duties;
•	conviction of a felony (other than a felony involving a traffic violation);

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•	commission of a felony involving fraud or other business crime against the Company or any of its subsidiaries; or
•	breach of the no-hire, confidentiality or non-compete covenants contained in his employment agreement if such breach, if curable, is not cured within 30 days after written notice of such breach.

During the term of Mr. Idol’s employment, we have agreed to use best efforts to cause Mr. Idol to be elected or appointed, as the case may be, to the Board, provided, that upon termination of Mr. Idol’s employment for any reason, he has agreed that he will immediately resign from the Board.

Mr. Idol is obligated to maintain the confidentiality of the Company’s proprietary information of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. For two years after termination of his employment, Mr. Idol has agreed not to hire any person who was employed or retained by the Company or any of its parents, subsidiaries or affiliates within the one-year period immediately preceding such employment or retention.

Joseph B. Parsons

Mr. Parsons’ employment agreement continues until it is terminated in accordance with its terms.

If Mr. Parsons’ employment is terminated by us without “cause” or by Mr. Parsons for “good reason,” he will be entitled to receive severance pay equal to the sum of his then current base salary plus the bonus paid to him by us for the most recent fiscal year, payable in equal installments over a one year period consistent with our payroll practice, subject to offset for any compensation and benefits that he receives from other employment during the severance period and his execution of a release of claims.

Good reason is defined in Mr. Parsons’ employment agreement as:

•	a material breach by the Company of its obligations under the employment agreement that is not cured within 30 days following notice of such breach; or
•	a material diminution during the term of Mr. Parsons’ title, duties or responsibilities.

Cause is defined in Mr. Parsons’ employment agreement as Mr. Parsons’:

•	material breach of his obligations under his employment agreement that is not cured within 30 days following notice of such breach;
•	refusal to perform his duties under his employment agreement for at least five days following notice from the Company;

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•

commission of a fraud or theft against the Company or any of its affiliates or licensees or his conviction for the commission of, or aiding or abetting, a felony or of a fraud or a crime involving moral turpitude or a business crime; or

•

possession or use of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs his ability to perform his duties under his employment agreement, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol.

Mr. Parsons is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Mr. Parsons has agreed not to compete with us for one year after the termination of his employment and has agreed not to hire, for a two-year period following the termination of his employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.

Lee S. Sporn

Mr. Sporn’s employment agreement continues until it is terminated in accordance with its terms.

If Mr. Sporn’s employment is terminated by us without “cause” or by Mr. Sporn with “good reason,” he will be entitled to receive severance pay equal to the sum of his then current base salary plus the bonus paid to him by us for the most recent fiscal year, payable in equal installments over a one year period consistent with our payroll practice, subject to offset for any compensation and benefits that he receives from other employment during the severance period and his execution of a release of claims.

Good reason is defined in Mr. Sporn’s employment agreement as:

•	a material breach by the Company of its obligations under the employment agreement that is not cured within 30 days following notice of such breach; or
•	a material diminution during the term of Mr. Sporn’s title or authority.

Cause is defined in Mr. Sporn’s employment agreement as Mr. Sporn’s:

•

continuous or substantial dereliction of duties, or a material failure to promptly follow the written direction of the CEO, in either case, that continues for at least 30 days following written notice from the Company;

•	dishonesty, fraud or breach of fiduciary duty with respect to the Company or his duties;
•	gross negligence in the performance of his duties;
•	willful misconduct by with regard to the Company, its business, assets or employees;

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•

commission of a fraud or theft against the Company or his conviction for, or pleading nolo contender to, the commission of, or aiding or abetting, a crime involving fraud, dishonesty or moral turpitude; or

•

any other material breach of the terms of his employment agreement or the Company’s policies as in effect from time to time that he has failed to cure within 30 days following notice of such breach. For purposes of the definition of “cause,” the Company includes our affiliates and licensees.

Mr. Sporn is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Mr. Sporn has agreed not to hire, for a two-year period following the termination of his employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.

Britton Russell

Pursuant to the terms of the offer letter, dated August 21, 2012, Mr. Russell is employed on an at will basis and his employment may be terminated by him or by us at any time, with or without cause. In the event Mr. Russell’s employment is terminated by us without cause, Mr. Russell may be entitled to severance pay (in the Company’s sole discretion consistent with our severance policy set forth in the Company’s Employee Handbook) in an amount equal to one week of his annual base salary for each completed year of service in excess of one year, up to a maximum of 12 weeks (based on his average week’s base salary during the last six months of employment, excluding incentive pay and any other special form of compensation paid to him).

Mr. Russell is obligated to maintain the confidentiality of our proprietary information, and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Mr. Russell has agreed not to hire, for a two-year period following the termination of his employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.

Change in Control Benefits

We do not provide our named executive officers with any single-trigger change in control payments or benefits unless in the event of a change in control, the successor corporation does not assume the awards issued under the Incentive Plan. If a change in control were to have occurred on March 30, 2013, and none of our named executive officers were terminated, there would have been no payments due to our named executive officers under any of our plans. Each named executive officer’s share options and restricted shares granted pursuant to the Incentive Plan will become 100% vested in connection with any termination by us without “cause” or by the executive for “good

60 | MICHAEL KORS	2013 Proxy Statement

reason” (each as defined in the Incentive Plan) that occurs within 24 months following a “change in control.” A change in control is generally defined as:

•	during any 24-month period, the individuals serving on the Board cease to comprise a majority of the Board;
•	the acquisition by a third party of securities representing 30% or more of the voting power of the Company;
•

the consummation of a merger, consolidation, or similar corporate transaction that requires approval of the Company’s shareholders, unless (x) more than 50% of the voting power is retained by the holders of the voting securities immediately prior to the transaction, (y) no person acquires securities of the Company representing more than 30% of the total voting power of the Company, and (z) at least a majority of the directors on the Board were the same as those serving immediately prior to the transaction; or

•	the shareholders of the Company approve a complete liquidation of the Company or sale of substantially all of the assets of the Company.

No named executive officer has any right to receive a “gross up” for any excise tax imposed by Section 4999 of the U.S. Internal Revenue Code (the “Code”), or any other U.S. federal, state and local income tax.

Treatment of Long-Term Incentives Upon Termination or Change in Control

In general, the share options and restricted shares granted to our named executive officers are treated as follows in the event of termination or change in control:

Reason for Termination	Impact on Equity Awards
Voluntary by Executive (without good reason and no grounds for Company to terminate for cause)

Unvested share options and restricted shares are forfeited

Vested share options are exercisable for 90 days following termination (under the Option Plan) or 30 days following termination (under the Incentive Plan)

By Company without Cause/By Executive with Good Reason

Unvested share options and restricted shares are forfeited unless such event occurs after the completion of nine months of the then current fiscal year, in which case, unvested options issued under the Option Plan that have an opportunity to vest at such year-end shall vest pro-rata to the extent the performance condition is met

Vested share options are exercisable for 90 days following termination

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Reason for Termination	Impact on Equity Awards

By Company for Cause	Vested and unvested options are forfeited and restricted shares are forfeited

Death or Disability

Unvested share options and restricted shares are forfeited unless such event occurs after the completion of nine months of the then current fiscal year, in which case, unvested options issued under the Option Plan that have an opportunity to vest at such year-end shall vest pro-rata to the extent the performance condition is met

Vested share options are exercisable by executive or beneficiary (as applicable) for one year following death or disability

Vested share options are exercisable by executive or beneficiary (as applicable) for one year following death or disability

Termination on (or within 24 months of) Change in Control by Company without Cause or by Executive for Good Reason

Vesting of unvested share options issued under the Incentive Plan will be accelerated and remain fully exercisable for a two-year period (or, if earlier, the expiration date set forth in the applicable award agreement)

Unvested restricted shares will fully vest and all restrictions, limitations and conditions will lapse

Change in Control without Termination

There is no single-trigger accelerated vesting of any awards issued under the Option Plan and Incentive Plan to date, except for single trigger vesting of awards under the Incentive Plan if the successor corporation does not assume awards.

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Potential Payments Upon Termination of Employment and Change in Control Table

The Potential Payments Upon Termination of Employment and Change in Control Table sets forth the estimated payments and benefits that would be due to each of the named executive officers in the event of the termination of employment or change in control of the Company as of March 30, 2013 (the last day of Fiscal 2013). These estimates are merely illustrative of the impact of hypothetical events, based on the terms of arrangements then in effect. The amounts to be payable upon an actual termination of employment can only be determined at the time of such event, based on the facts and circumstances then prevailing.

Regardless of the reason for a named executive officer’s termination of employment, he may be entitled to receive certain other amounts or accrued benefits, including unused vacation pay, any vested balance in his 401(k) plan and the ability to convert his individual life insurance.

Mr. Kors has been omitted from this table because Mr. Kors may not be terminated by us other than for “cause” and any termination by us other than for cause will not result in any severance benefits payable to him but could result in a claim by him for breach of contract. Please see the discussion above under “Severance Benefits—Michael Kors” and under “Treatment of Long-Term Incentives Upon Termination or Change in Control” for the estimated amounts that would be payable to him in certain termination scenarios.

Name	Benefit	By the Company Without Cause/By the Executive for Good Reason ($)	Termination By the Company Without Cause/By the Executive for Good Reason on or within 24 months following a Change in Control ($)
John D. Idol	Cash Severance	15,000,000(1)	15,000,000(1)
	Share Options	0	60,925,829(3)
	Restricted Shares	0	7,098,750(3)
	Total	15,000,000	83,024,579

Joseph B. Parsons	Cash Severance	1,183,333(2)	1,183,333(2)
	Share Options	0	26,111,669(3)
	Restricted Shares	0	1,656,337(3)
	Total	1,183,333	28,951,339

Lee S. Sporn	Cash Severance	925,000(2)	925,000(2)
	Share Options	0	13,323,206(3)
	Restricted Shares	0	1,005,637(3)
	Total	925,000	15,523,843

Britton Russell	Cash Severance	0(4)	0
	Share Options	0	26,164(3)
	Restricted Shares	0	161,056(3)
	Total	0	187,220

(1)

Reflects severance pay equal to two times the sum of his then current base salary and the annual bonus paid or payable to him with respect to the Company’s last full fiscal year (fiscal 2012), payable in a single lump sum within 30 days following the date of termination.

63 | MICHAEL KORS	2013 Proxy Statement

(2)

Reflects severance pay equal to the sum of his then current base salary plus the bonus paid to him by us for the last full fiscal year (fiscal 2012), payable in equal installments over a one year period consistent with our payroll practice.

(3)

Represents the value of unvested equity awards that will become fully vested and exercisable upon a termination by the Company without “cause” or by the named executive officer for “good reason” within 24 months following a change in control, pursuant to the terms of the Option Plan and the Incentive Plan, as applicable.

(4)

Mr. Russell would not have been entitled to any severance pay if he was terminated at the end of Fiscal 2013 because he does not have any contractual severance right, and may only be entitled to severance pay in our sole discretion consistent with our severance policy set forth in our Employee Handbook after he has completed one year of service.

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DIRECTOR COMPENSATION

Director Compensation Generally

Directors who are employees receive no additional compensation for their services as directors. Non-employee directors receive annual cash compensation comprised of an annual retainer and fees for each meeting attended. For Fiscal 2013, annual cash compensation for our non-employee directors was as follows:

Annual Retainer	$60,000
Additional Retainers
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Governance and Nominating Committee Chair	$15,000
Meeting Attendance	$1,500 per meeting

In addition to the annual cash fees set forth in the table above, each non-employee director is entitled to receive an annual grant of restricted share units under our Incentive Plan with a fair value at the time of grant equal to $150,000, which cliff vests on the one year anniversary of the date of grant. Non-employee directors may defer settlement of the restricted share units beyond the vesting date in accordance with Section 409A of the Internal Revenue Code. Our annual equity grants to non-employee directors are made on the date of the annual meeting of shareholders. Any non-employee director appointed to our Board subsequent to the date of the annual meeting of shareholders shall be issued, on the date of such appointment, a pro rata portion of the $150,000 annual grant based on the time between the director’s date of appointment and the next annual meeting of shareholders.

We reimburse our non-employee directors for reasonable travel and other related expenses to attend Board and committee meetings. Non-employee directors (like all of our eligible full-time employees) are also provided with a merchandise discount on our products.

Director Compensation Table

The following table sets forth the amount of compensation paid to each of our non-employee directors for Fiscal 2013 for service on our Board:

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)(1)	Total ($)
M. William Benedetto	86,000	149,983	235,983

Judy Gibbons	26,500(2)	112,516	139,016
Ann McLaughlin Korologos	2,380(3)	57,692	60,072
Stephen F. Reitman	81,000	149,983	230,983
Jean Tomlin	2,380(4)	57,692	60,072

(1)	The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as

65 | MICHAEL KORS	2013 Proxy Statement

issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the assumptions set forth in Note 12 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2013. These restricted share units vest on the first anniversary of the date of grant. Settlement of the restricted share units held by Messrs. Benedetto and Reitman and Ms. Gibbons have been deferred for three years from the date of grant. As of the last day of Fiscal 2013, Messrs. Benedetto and Reitman each held 11,901 restricted share units, 3,501 of which were unvested. As of the last day of Fiscal 2013, Ms. Gibbons held 1,975 restricted share units, all of which were unvested, and Ms. Korologos and Ms. Tomlin each held 993 restricted share units, all of which were unvested.

(2)

Ms. Gibbons joined the Board on November 1, 2012. Ms. Gibbons was paid $16,500 in Fiscal 2013, which represents one-quarter of the annual retainer for service on the Board in the fourth quarter of Fiscal 2013 and fees for attending the quarterly Board meeting held in the fourth quarter of Fiscal 2013. She earned an additional $10,000 from the period from November 1, 2012 through December 29, 2012 (our third fiscal quarter) which was paid in the first quarter of fiscal 2014 due to a clerical error.

(3)

Ms. Korologos joined the Board on March 18, 2013. The amount earned represents the pro rata portion of the annual retainer for the fourth quarter of Fiscal 2013 from the date of appointment through March 30, 2013. Ms. Korologos was paid an additional $30,000 in Fiscal 2013 representing one-quarter of the annual retainer for service on the Board for the first quarter of fiscal 2014 and an additional retainer for serving as the chair of the Governance and Nominating Committee for fiscal 2014 (both of which were paid in advance of the beginning of fiscal 2014).

(4)

Ms. Tomlin joined the Board on March 18, 2013. The amount earned represents the pro rata portion of the annual retainer for the fourth quarter of Fiscal 2013 from the date of appointment through March 30, 2013. Ms. Tomlin was paid an additional $15,000 in Fiscal 2013 representing one-quarter of the annual retainer for service on the Board for the first quarter of fiscal 2014, which was paid in advance of the beginning of fiscal 2014.

Director Share Ownership Guidelines

In connection with our IPO, we established share ownership guidelines for our non-employee directors, which provide that each non-employee director must attain ownership of an amount of shares equal to at least five times his/her annual cash retainer within five years from the later of implementation of the share ownership guidelines or the date such non-employee director is appointed to the Board.

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PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In compliance with Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are submitting to our shareholders for approval a non-binding resolution to ratify named executive officer compensation, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. This proposal gives our shareholders the opportunity to vote to approve, on a non-binding advisory basis, our executive pay program and policies through the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in the Proxy Statement for the 2013 Annual Meeting of Shareholders.”

We look forward to receiving your support for our compensation programs. As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to achieve excellent results for us, drive value for our shareholders and reward our named executive officers for their outstanding execution of our key growth strategies and exceptional financial results. We believe that Messrs. Kors and Idol, together with our other named executive officers, have built a highly successful global luxury lifestyle brand with a clear trajectory for future growth.

Specifically, Michael Kors is our founder and a renowned, award-winning designer who has provided design leadership and vision to our Company since launching his namesake brand over 30 years ago. We believe we have a unique advantage with Mr. Kors that many of our competitors lack. He is instrumental to our design, marketing and publicity strategy and is closely identified with both the brand that bears his name and our Company in general. In addition, Mr. Idol has been our CEO for almost 10 years and has over 30 years of experience in our industry. Mr. Idol’s management, direction and leadership have been critical to our exceptional sales momentum and growth. He has successfully orchestrated the expansion of our business beyond apparel and into accessories (including handbags, small leather goods, eyewear, jewelry and watches) and footwear, which together now account for a majority of our wholesale and retail sales. He was also instrumental in implementing our strategically controlled global distribution network focused on Company-operated retail stores, leading department and specialty stores and select licensing partners.

67 | MICHAEL KORS	2013 Proxy Statement

Vote Required and Board Recommendation

Approval of the above resolution requires the affirmative vote of a simple majority of the votes of the shares entitled to vote that are present at the Annual Meeting and are voted, as well as the presence of a quorum representing a majority of all of our outstanding ordinary shares, either in person or by proxy. The vote is advisory and non-binding in nature, but our Compensation Committee and our Board will take into account the outcome of the vote when considering future executive compensation arrangements, to the extent they can determine the cause or causes of any significant negative voting results.

Our Board of Directors unanimously recommends a vote “FOR” approval of the advisory resolution on executive compensation.

68 | MICHAEL KORS	2013 Proxy Statement

PROPOSAL NO. 4

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and related rules require that we provide our shareholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. Shareholders are not being asked to approve or disapprove of the Board’s recommendation, but rather, shareholders will be able to specify one of the following four choices for this proposal on the proxy card, Internet voting instruction form, telephone proxy submission or meeting ballot: One year, Two years, Three years or Abstain.

After careful consideration, the Board believes that a frequency of every ONE YEAR (annually) for the advisory vote on executive compensation is the optimal interval for conducting such a vote. Although the Company’s executive compensation program is designed to promote a long-term connection between pay and performance, the Company’s executive compensation disclosures are made annually. An annual vote would provide shareholders with the opportunity to express their views on a regular basis and provide more immediate feedback on the Company’s executive compensation practices as disclosed in its annual proxy statement.

Vote Required and Board Recommendation

Generally, the affirmative vote of a simple majority of the votes of the shares entitled to vote that are present at the Annual Meeting and are voted, as well as the presence of a quorum representing a majority of all of our outstanding ordinary shares, either in person or by proxy, is required to approve matters presented to the shareholders. However, because the vote on this proposal is not binding on the Board or the Company, if none of the frequency options — one year, two years or three years — receives the required majority vote, the option receiving the greatest number of votes will be considered the frequency preferred by the shareholders. This vote is not binding, but the Board will take into account the outcome of this vote in making a determination on the frequency with which advisory votes on executive compensation will be held.

Our Board of Directors unanimously recommends that you vote for “ONE YEAR” as the frequency with which future advisory votes on executive compensation are held by the Company.

69 | MICHAEL KORS	2013 Proxy Statement

PROPOSALS OF SHAREHOLDERS FOR THE 2014 ANNUAL MEETING

We currently intend to hold our 2014 Annual Meeting of Shareholders in August 2014. Shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2014 Annual Meeting of Shareholders must submit the proposal to us at our principal executive offices, addressed to our Corporate Secretary, no later than February 18, 2014. Assuming that the 2014 Annual Meeting of Shareholders is held no more than 30 days before, and no more than 70 days after, the anniversary date of the 2013 Annual Meeting, shareholders who intend to present a proposal at the 2014 Annual Meeting of Shareholders without inclusion of such proposal in our proxy materials or who intend to nominate a director are required to provide us notice of such proposal or nomination no later than May 2, 2014 or earlier than April 2, 2014. In the event that the date of the 2014 Annual Meeting of Shareholders is more than 30 days before, or more than 70 days after, such anniversary date, notice of any such proposal or director nomination must be provided to us no later than the later of the 90th day prior to the date of the 2014 Annual Meeting of Shareholders or the tenth day following the first public announcement of the date of the meeting and no earlier than the close of business on the 120th day prior to the date of the 2014 Annual Meeting of Shareholders. Additionally, shareholders must comply with other applicable requirements contained in Regulations 99, 100 and 101 of our Memorandum. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements contained in our Memorandum and applicable laws.

OTHER MATTERS

Our Board of Directors has no knowledge of any other matters to be presented at the Annual Meeting other than those described herein. If any other business properly comes before the shareholders at the Annual Meeting, however, it is intended that the proxy holders will vote on such matters in accordance with their discretion.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended March 30, 2013, as filed with the SEC (including with exhibits if requested), will be sent to any shareholder, without charge, upon oral or written request addressed to the Corporate Secretary of the Company at the Company’s principal executive office or by electronically submitting the Information Request form located on the Investor Relations page of the Company’s website at www.michaelkors.com. You also may obtain our Annual Report on Form 10-K over the Internet at the SEC’s website, www.sec.gov, or on the Investor Relations page of our website.

70 | MICHAEL KORS	2013 Proxy Statement

YOUR VOTE IS IMPORTANT. OUR BOARD OF DIRECTORS URGES YOU TO VOTE VIA INTERNET, TELEPHONE OR BY MARKING, DATING, SIGNING AND RETURNING A PROXY CARD.

By Order of the Board of Directors,

John D. Idol
Chairman & Chief Executive Officer

Tsim Sha Tsui, Kowloon, Hong Kong

June 18, 2013

71 | MICHAEL KORS	2013 Proxy Statement

MICHAEL KORS HOLDINGS LIMITED C/O MICHAEL KORS LIMITED UNIT 1902, 19/F, TOWER 6 THE GATEWAY, HARBOUR CITY TSIM SHA TSUI, KOWLOON, HONG KONG

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M61138-P40830                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MICHAEL KORS HOLDINGS LIMITED
The Board of Directors recommends you vote
FOR the following proposals:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Michael Kors	☐	☐	☐
	1b.	Judy Gibbons	☐	☐	☐
	1c.	Lawrence Stroll	☐	☐	☐
								For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 29, 2014.							☐	☐	☐
3.	To approve, on a non-binding advisory basis, executive compensation.							☐	☐	☐
The Board of Directors recommends you vote 1 year on the following proposal:							1 Year	2 Years	3 Years	Abstain
4.	To hold a non-binding advisory vote on the frequency of future advisory votes on executive compensation.						☐	☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M61139-P40830

MICHAEL KORS HOLDINGS LIMITED

Annual Meeting of Shareholders

August 1, 2013 1:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) John D. Idol, Joseph B. Parsons and Lee S. Sporn and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Ordinary Shares of MICHAEL KORS HOLDINGS LIMITED that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM, local time, on August 1, 2013, at Tucker’s Point, Verdmont Room, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side